UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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APACHE CORPORATION

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Dear Fellow Shareholders,

On behalf of the entire Board, I would like to thank all of our shareholders for your continued support.

This year marks a continuation of the strategic transformation that has been underway for several years, as we evolve from an acquisition and exploitation approach to one that relies on organic growth. Management and the Board continued to proactively implement measures initiated several years ago to navigate a challenging commodity price environment. We completed a strategic portfolio review and sold non-core assets, reduced costs across the company, aligned activity levels to prices, and maintained stable production volumes in high-margin areas. As our CEO John Christmann likes to say, we lived within our cash flow and played great defense.

In our shift toward strong organic growth, we also played smart offense, positioning Apache for the long-term:

▶	Redirected capital to onshore North American growth assets

▶	Allocated a high percentage of 2016 capital to strategic testing

▶	Expanded and de-risked our inventory

▶	Centralized and integrated the capital allocation process

▶	Leveraged creative innovations from our technical teams

Apache’s approach is exemplified by our discovery of a new world-class resource play, Alpine High, in the Delaware Basin of Texas. In September, after multiple years of geologic and geophysical work, acreage accumulation, testing and drilling, we confirmed the discovery of a vast inventory of repeatable, high-value drilling locations. With Alpine High contributing thousands of future drilling locations to our portfolio, Apache is positioned for profitable North American growth for the foreseeable future.

This year, our directors and management team also continued our expansive shareholder outreach efforts in order to ensure the Board maintains clear and open lines of communication with our shareholders. Over the course of the year, Apache held 61 in-person meetings across six different time zones, in an effort to gain our investors’ insights on Apache’s long-term strategy, corporate governance, and executive compensation program. In 2016, we also conducted broad outreach specifically focused on sustainability risk management and disclosure, which included a productive session between some of our ESG-focused shareholders and our CEO on the work Apache is doing on environmental and social issues. We are grateful for the opportunity to continue these dialogues in 2017.

At Apache, we strive to be the premier exploration and production company with global assets focused on North American growth. The Board is proud of the progress we have made on this transformation to date, and we are committed with unrelenting focus to realizing its full potential.

Thank you for your continued investment — it is a privilege for our Board to serve on your behalf.

Sincerely,

John E. Lowe

Chairman of the Board

Apache Corporation

March 28, 2017

One Post Oak Central, 2000 Post Oak Boulevard,

Suite 100, Houston, Texas 77056-4400

Thursday, May 11, 2017

10:00 a.m. Houston Time,

Hilton Houston Post Oak,

2001 Post Oak Boulevard, Houston, Texas 77056

The 2017 annual meeting of shareholders of Apache Corporation, a Delaware corporation, will be held on Thursday, May 11, 2017, at 10:00 a.m. (Houston time), at the Hilton Houston Post Oak, 2001 Post Oak Boulevard, Houston, Texas, for the following purposes:

1.	Election of the seven directors named in the attached proxy statement to serve until the Company’s annual meeting in 2018;
2.	Ratification of appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2017;
3.	Advisory vote to approve the compensation of the Company’s named executive officers;
4.	Advisory vote on frequency of advisory vote to approve the compensation of the Company’s named executive officers; and
5.	Transaction of any other business that may properly come before the meeting or any adjournment thereof.

Holders of record of the Company’s common stock as of the close of business on March 13, 2017, are entitled to notice of, and to vote at, the annual meeting.

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled “How to Vote” beginning on page 12 of this proxy statement, or, if you requested to receive printed proxy materials, your enclosed proxy card.

Houston, Texas

March 28, 2017

By order of the Board of Directors

Rajesh Sharma

Corporate Secretary

APACHE CORPORATION

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on May 11, 2017:

This proxy statement, along with the Company’s Annual Report on Form 10-K for the fiscal year ended

December 31, 2016, are available free of charge on the Company’s website at

http://www.apachecorp.com

PROXY STATEMENT SUMMARY

This executive summary provides an overview of the information contained within this proxy statement. We encourage you to read the entire proxy statement prior to voting.

Annual Meeting of Shareholders Roadmap

ANNUAL MEETING OF SHAREHOLDERS THURSDAY, MAY 11, 2017 10 A.M. (Houston time) HILTON HOUSTON POST OAK 2001 POST OAK BOULEVARD HOUSTON, TEXAS 77056 SHAREHOLDERS AS OF THE CLOSE OF BUSINESS MARCH 13, 2017 On XXXX, 2017, we posted this proxy statement on our website at www.apachecorp.com and began mailing it to shareholders who requested paper copies. SHAREHOLDER VOTING MATTERS PROPOSAL BOARD’S VOTING RECOMMENDATION PAGE REFERENCE Election of directors FOR EACH NOMINEE [9] Ratification of appointment of independent auditors FOR [65] Advisory vote approving executive compensation FOR [67] Advisory vote on frequency of advisory vote approving executive compensation FOR [68]

APACHE CORPORATION - 2017 Proxy Statement	3

2016 Business Highlights

In 2016, Apache continued to successfully navigate a challenging commodity price environment in the oil and gas industry by improving capital efficiency and delivering cost reductions. We also progressed Apache’s strategic transformation from growth through acquisition and exploitation to our current focus on organic growth. Highlights of our operational, strategic, and financial achievements are provided below:

OPERATIONAL 522 Mboe/d Average liquids and natural gas production across operations Mboe/d = thousands of barrels of oil equivalent per day Crude oil represented 81 percent of total liquids production 16% Reduction of lease operating expenses (LOE) per barrel of oil equivalent (BOE) LOE per BOE averaged $7.85 in 2016 29% / 23% Outperformed targets in key health, safety, security, and environmental goals Total Recordable Incident Rate (TRIR) and Days Away, Restricted or Transferred Rate (DART), respectively STRATEGIC 2,000-3,000+ future drilling locations Confirmed significant new resources play at Alpine High 320,000 net acres in the southern portion of the Delaware Basin Achieved cash flow neutrality for 2016 No debt or equity issuances to raise capital FINANCIAL 60% Reduction in capital spending vs. 2015 $4.9 billion Year-end liquidity, which includes: $3.5 billion in undrawn credit facility and $1.4 billion in cash and cash equivalents Current credit facility matures in June 2020 1st quartile TSR Finished 2016 with a first-quartile relative TSR rank Exceeding 2016 performance of over 82 percent of our peers 46% Apache’s TSR performance in 2016 Most consistent TSR performer among peers over the last two years

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The Board and management will continue to take steps to position Apache for future success in the current commodity price environment and continue our transition to becoming the premier exploration and production company with global assets focused on North American growth anchored by the Permian Basin.

Corporate Governance Highlights

▶   Separate chairman and CEO

▶   Independent non-executive chairman

▶   Majority vote standard for the election of directors

▶   No poison pill

▶   Right to call a special meeting at 15 percent

▶   Officer and director stock ownership requirements, including pay multiples and hold-until-retirement provisions

▶   20 percent female representation among our non-employee directors

▶   Policies against hedging or pledging of stock, and stock option repricing

▶   Clawbacks of incentive awards in the event of a material negative restatement

▶   Double triggers for cash severance and accelerated vesting of equity upon a change in control

▶   Board-adopted human rights principles and statement on indigenous peoples

▶   Expanded disclosure of our political expenditures

▶   Robust Board review and Board refreshment practices

▶   Long-standing shareholder engagement practices

▶   Proxy access bylaw adopted in February 2016 after supporting a proxy access shareholder proposal in 2015

▶   Board declassification and transition to annual election of all directors after a management proposal was approved in 2015

Board and Shareholder Engagement

The Board maintains a process for shareholders and interested parties to communicate with the Board. Shareholders and interested parties may write or call our Board as provided below:

WRITE Corporate Secretary Apache Corporation 2000 Post Oak Blvd. Suite 100 Houston, TX 77056-4400 CALL Investor Relations 713·296· 6000 EMAIL ir@apachecorp.com ATTEND Apache Annual Meeting www.apachecorp.com/annualmeeting

APACHE CORPORATION - 2017 Proxy Statement	5

We are committed to a robust shareholder engagement program. The Board values our shareholders’ perspectives, and feedback from shareholders on our business, corporate governance, executive compensation, and sustainability practices are important considerations for Board discussions throughout the year. To that end, Apache’s Board and management attended 61 in-person shareholder meetings in 2016, including in-person meetings with 15 of our top 25 shareholders representing 54 percent of Apache’s shares outstanding in aggregate. Our year-round focus on shareholder outreach is described in more detail below.

In addition, we: (i) conduct multiple meetings each year with shareholder groups to discuss governance issues, (ii) conduct an annual in-person meeting between our CEO and shareholders on environmental and social issues, (iii) participate with our shareholders in various governance forums, and (iv) as appropriate, facilitate meetings between shareholders and our directors. Our meetings and interactions with shareholders are designed to better understand how our shareholders perceive Apache and to provide our shareholders an opportunity to discuss matters that they think deserve attention. We believe our engagement has been productive and provides for an open exchange of ideas and perspectives with our shareholders.

Board Refreshment and Succession

COMMITTED TO BOARD REFRESHMENT

Reduction in the Board’s average tenure from 17 years in 2013 to 7 years through year-end 2016

Reduction in the average age of the Board from 68 in 2013 to 59 through year-end 2016

CG&N committee regularly evaluates size and composition of the Board

Mandatory director retirement age of 75

Please see the section on criteria for new Board members and re-election of Board members on page 26 of this proxy statement.

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Board Nominees (pg. 16)

Below are the directors nominated for election by shareholders to an additional one-year term. The Board recommends a vote “FOR” each of the directors.

Board and Committee Composition

The Board of Directors has an Audit Committee, a Corporate Governance and Nominating (CG&N) Committee, and a Management Development and Compensation (MD&C) Committee. Below are our directors, their committee memberships, and attendance rate for regularly scheduled Board and committee meetings.

AGE SERVING SINCE COMMITTEES SERVED INDEPENDENT Annell R. Bay 61 2014 CG&N Chairman, MD&C YES John J. Christmann IV 50 2015 not applicable NO Chansoo Joung 56 2011 Audit Chairman, CG&N YES William C. Montgomery 55 2011 MD&C Chairman, CG&N YES Amy H. Nelson 47 2014 Audit YES Daniel W. Rabun 62 2015 MD&C YES Peter A. Ragauss 59 2014 Audit YES BOARD AUDIT CG&N MD&C ATTENDANCE RATE % Annell R. Bay 100 John J. Christmann IV 100 Chansoo Joung 100 George D. Lawrence 100 John E. Lowe 100 William C. Montgomery 100 Amy H. Nelson 100 Rodman D. Patton 100 Charles J. Pitman 100 Daniel W. Rabun 100 Peter A. Ragauss 100

APACHE CORPORATION - 2017 Proxy Statement	7

Key Qualifications

The following are some of the key qualifications and skills of our Board.

The lack of a mark for a particular item does not mean that the director does not possess that qualification, characteristic, skill, or experience. We look to each director to be knowledgeable in these areas; however, the mark indicates that the item is a particularly prominent qualification, characteristic, skill, or experience that the director brings to the Board.

Our Board reflects Apache’s desire that directors have the broad expertise and perspective needed to govern our business and strengthen and support senior management.

How We Pay

Our executive compensation program consists of the following elements:

▶	Base salary;

▶	Annual cash incentive bonus;

▶	Long-term compensation (performance shares, restricted stock units, and stock options); and

▶	Benefits.

CEO/ SENIOR OFFICER EXPERIENCE FINANCIAL REPORTING EXPERIENCE INDUSTRY EXPERIENCE GLOBAL EXPERIENCE ENVIRONMENTAL/ REGULATORY EXPERIENCE Annell R. Bay John J. Christmann IV Chansoo Joung George D. Lawrence John E. Lowe William C. Montgomery Amy H. Nelson Rodman D. Patton Charles J. Pitman Daniel W. Rabun Peter A. Ragauss

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2016 Executive Compensation Actions

Named Executive Officer Compensation (pg. 37)

▶	We froze NEO salaries in 2016 as part of Apache’s continued effort to reduce capital, overhead, and operating costs to live within our means;

▶	We discontinued the use of management objectives from the 2016 annual bonus calculation, based on shareholder feedback and an effort to remove complexities of the annual incentive plan;

▶

The MD&C Committee accepted management’s recommendation of a 172 percent annual cash incentive bonus pool, which was between the 142 percent to 182 percent range actually achieved, due to outstanding achievement of the Company’s goals for 2016;

▶	Our performance share program for 2016 continued to incorporate total shareholder return and two other important financial measures;

▶	For the CEO and Executive Vice President levels, the 2016 long-term compensation awards were based 50 percent in performance shares, 35 percent in restricted stock units, and 15 percent in options;

▶	For the other NEOs, this mix consisted of 50 percent in performance shares, 40 percent in restricted stock units, and 10 percent in options; and

▶	We provided 70 percent of CEO’s 2016 compensation in equity-based awards.

Performance-Based Compensation Outcomes

Compensation outcomes from performance incentives aligned with the performance achieved as follows:

▶

The annual cash incentive program delivered a 172 percent of target outcome to our NEOs based on the operational, financial, and strategic performance factors described in Annual Cash Incentive Bonus (pg. 47).

▶	The 2014 TSR Program ended on December 31, 2016 with results yielding a payout at target, based on Apache’s relative TSR rank of 6th.

Ratification of Auditors (pg. 70)

Although shareholder ratification is not required, the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2017 is being submitted for ratification at the annual meeting because the Board believes doing so is a good corporate governance practice. The Board recommends a vote “FOR” the ratification of the Company’s independent auditors.

APACHE CORPORATION - 2017 Proxy Statement	9

10	APACHE CORPORATION - 2017 Proxy Statement

FUTURE SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS	74

SHAREHOLDERS WITH THE SAME LAST NAME AND ADDRESS	75

SOLICITATION OF PROXIES	76

Information on our website and any other website referenced herein is not incorporated by reference into, and does not constitute a part of, this proxy statement.

APACHE CORPORATION - 2017 Proxy Statement	11

PROXY STATEMENT

GENERAL

This proxy statement contains information about the 2017 annual meeting of shareholders of Apache Corporation. In this proxy statement both “Apache” and the “Company” refer to Apache Corporation. This proxy statement and the enclosed proxy card are being made available to you by the Company’s Board of Directors starting on or about March 28, 2017.

PURPOSE OF THE ANNUAL MEETING

At the Company’s annual meeting, shareholders will vote on the following matters:

•	Proposals 1-7: election of directors;

•	Proposal 8: ratification of appointment of Ernst & Young LLP as the Company’s independent auditors;

•	Proposal 9: advisory vote to approve the compensation of the Company’s named executive officers;

•	Proposal 10: advisory vote on frequency of advisory vote to approve the compensation of the Company’s named executive officers; and

•	Transaction of any other business that properly comes before the meeting. As of the date of this proxy statement, the Company is not aware of any other business to come before the meeting.

There are no rights of appraisal or similar rights of dissenters arising from matters to be acted on at the meeting.

WHO CAN VOTE

Only shareholders of record holding shares of Apache common stock at the close of business on the record date, March 13, 2017, are entitled to receive notice of the annual meeting and to vote the shares of Apache common stock they held on that date. The Company’s stock transfer books will not be closed. A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any Apache shareholder at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, for purposes relating to the annual meeting, during normal business hours for a period of ten days before the meeting.

As of February 28, 2017, there were 380,370,129 shares of Apache common stock issued and outstanding. Holders of Apache common stock are entitled to one vote per share and are not allowed to cumulate votes in the election of directors.

HOW TO VOTE

If your shares of Apache common stock are held by a broker, bank, or other nominee (in “street name”), you will receive instructions from them on how to vote your shares. If your shares are held by a broker and you do not give the broker specific instructions on how to vote your shares, your broker may vote your shares at its discretion on “routine” matters to be acted upon at the annual meeting. However, your shares will not be voted on any of the “non-routine” matters described below. An absence of voting instructions on any “non-routine” matters will result in a “broker non-vote.”

The only “routine” matter to be acted upon at the annual meeting is Proposal No. 8: ratification of appointment of Ernst & Young LLP as the Company’s independent auditors. All other matters to be acted upon at the annual meeting are “non-routine” matters and, as such, if you hold all or any portion of your shares in street name and you do not give your broker or bank specific instructions on how to vote your shares, your shares will not be voted on any of the following “non-routine” matters:

•	Proposals 1-7: election of directors;

•	Proposal 9: advisory vote to approve the compensation of the Company’s named executive officers; and

•	Proposal 10: advisory vote on frequency of advisory vote to approve the compensation of the Company’s named executive officers.

12	APACHE CORPORATION - 2017 Proxy Statement

If you hold shares of Apache common stock in your own name (as a “shareholder of record”), you may instruct the Company on how to vote your shares:

(1)	over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials; or

(2)

if you requested to receive printed proxy materials, by scanning the QR code on the enclosed proxy card with your mobile device (specific directions for using the mobile voting system are shown on the proxy card); or

(3)

if you requested to receive printed proxy materials, by using the toll-free telephone number listed on the enclosed proxy card (specific directions for using the telephone voting system are included on the proxy card); or

(4)	if you requested to receive printed proxy materials, by marking, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

When using internet, mobile device, or telephone voting, the voting systems will verify that you are a shareholder through the use of a company number for Apache and a unique control number for you.

Whichever method you use to transmit your instructions, your shares of Apache common stock will be voted as you direct. If you designate the proxies named on the proxy card to vote on your behalf, but do not specify how to vote your shares, they will be voted:

•	FOR the election of the nominees for director,

•	FOR the ratification of appointment of Ernst & Young LLP as the Company’s independent auditors,

•	FOR the advisory vote to approve the compensation of the Company’s named executive officers,

•	FOR the advisory vote on the compensation of the Company’s named executive officers to be held on an annual basis, and

•	In accordance with the judgment of the persons voting the proxy on any other matter properly brought before the meeting, if any are properly raised at the meeting.

If you vote in advance using one of these methods, you may still attend and vote at the meeting.

VOTING 401(K) SAVINGS PLAN SHARES

If you are an employee or former employee participating in the Apache 401(k) Savings Plan and have shares of Apache common stock credited to your plan account as of the record date, you will receive printed proxy materials including a proxy card. You have the right to direct the plan trustee regarding how to vote the shares credited to your plan account as of the record date. The trustee for the 401(k) Savings Plan is Fidelity Management Trust Company.

The trustee will vote the shares in your plan account in accordance with your instructions. If you do not send instructions (in the manner described under “How to Vote” above) or if your proxy card is not received by May 8, 2017, the shares credited to your account will be voted by the trustee in the same proportion as it votes shares for which it did receive timely instructions.

REVOKING A PROXY

You may revoke a proxy before it is voted by submitting a new proxy with a later date by internet, mobile device, telephone, or mail (if applicable), by voting at the meeting, or by filing a written revocation with Apache’s corporate secretary. Your attendance at the annual meeting alone will not automatically revoke your proxy.

QUORUM

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Apache common stock outstanding on the record date will constitute a quorum, permitting the business of the meeting to be conducted.

VOTES NEEDED

Election of Directors

The affirmative vote of a majority of the votes cast at the annual meeting is required for the election of directors. You may vote FOR or AGAINST any or all director nominees or you may ABSTAIN as to one or more director nominees. As set forth in our bylaws, only votes FOR or AGAINST the election of a director nominee will be counted. Abstentions and broker non-votes count for quorum purposes, but not for purposes of the election of directors. A vote to ABSTAIN is not treated as a vote FOR or AGAINST and will have no effect on the outcome of the vote.

APACHE CORPORATION - 2017 Proxy Statement	13

Ratification of the Appointment of Independent Auditors

The affirmative vote of a majority of the votes cast at the annual meeting is required for ratification of appointment of Ernst & Young LLP as the Company’s independent auditors. You may vote FOR or AGAINST the ratification of appointment of Ernst & Young LLP as the Company’s independent auditors or you may ABSTAIN. Votes cast FOR or AGAINST and ABSTENTIONS with respect to this matter will be counted as shares entitled to vote on the matter. Broker non-votes will also be counted as shares entitled to vote on this matter. A vote to ABSTAIN will have the effect of a vote AGAINST ratification of the appointment of our independent registered public accounting firm.

Advisory Vote to Approve the Compensation of Our Named Executive Officers

You may vote FOR or AGAINST the advisory vote to approve the compensation of our named executive officers or you may ABSTAIN. A majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote must be voted FOR approval of the advisory proposal in order for it to pass. Votes cast FOR or AGAINST and ABSTENTIONS with respect to the proposal will be counted as shares entitled to vote on the proposal. Broker non-votes will not be counted as shares entitled to vote on the proposal. A vote to ABSTAIN will have the effect of a vote AGAINST the proposal.

Advisory Vote on Frequency of Advisory Vote to Approve the Compensation of Our Named Executive Officers

A plurality of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote must be voted FOR approval of holding the advisory vote on the compensation of our named executive officers either every one, two, or three years in order for the proposal to pass. You may vote to hold the advisory vote on compensation of named executive officers:

•	Every year (recommended by our Board of Directors);

•	Every two years;

•	Every three years; or

•	You may ABSTAIN from voting on this proposal.

Broker non-votes will not be counted as shares entitled to vote on the proposal. A vote to ABSTAIN will have the effect of a vote AGAINST the proposal.

Other Business

The affirmative vote of a majority of the votes cast at the annual meeting is required for approval of any other business that may properly come before the meeting or any adjournment thereof. Only votes FOR or AGAINST approval of any other business will be counted. Abstentions and broker non-votes count for quorum purposes, but not for the voting on the approval of such other business.

WHO COUNTS THE VOTES

Representatives of Wells Fargo Bank, N.A. will tabulate the votes and act as inspectors of the election.

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ELECTION OF DIRECTORS

(PROPOSAL NOS. 1 – 7)

Effective May 14, 2015, the Company’s Restated Certificate of Incorporation was amended to provide that, beginning at the 2016 annual meeting, directors standing for election will be elected to one-year terms. The existing terms of directors elected prior to or at the 2015 annual meeting were not shortened. The entire Board of Directors will be elected annually beginning at the 2018 annual meeting.

The current terms of directors Annell R. Bay, John J. Christmann IV, Chansoo Joung, William C. Montgomery, Amy H. Nelson, Daniel W. Rabun, and Peter A. Ragauss will expire at the annual meeting. Each of Ms. Bay, Mr. Christmann, Mr. Joung, Mr. Montgomery, Ms. Nelson, Mr. Rabun, and Mr. Ragauss has been recommended by the Company’s Corporate Governance and Nominating Committee and nominated by the Board of Directors for election by the shareholders to an additional one-year term. If elected, Ms. Bay, Mr. Christmann, Mr. Joung, Mr. Montgomery, Ms. Nelson, Mr. Rabun, and Mr. Ragauss will serve beginning upon their election until the annual meeting of shareholders in 2018.

Unless otherwise instructed, all proxies will be voted in favor of these nominees. If one or more of the nominees is unwilling or unable to serve, the proxies will be voted only for the remaining named nominees. Proxies cannot be voted for more than seven nominees. The Board of Directors knows of no nominee for director who is unwilling or unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.

APACHE CORPORATION - 2017 Proxy Statement	15

Nominees for Election as Directors

Biographical information, including principal occupation and business experience during the last five years, of each nominee for director, is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years. In addition, each nominee’s experience, qualifications, attributes, or skills to serve on our Board are set forth below.

ANNELL R. BAY

Board tenure and responsibilities:

Ms. Bay, 61, joined the Company’s Board of Directors in May 2014. She chairs the Corporate Governance and Nominating Committee and is a member of the Management Development and Compensation Committee.

Experience:

From July 2011 to April 2014, Ms. Bay served as vice president, Global Exploration, of Marathon Oil Corporation, having previously held the position of senior vice president, Exploration, since June 2008.

From August 2004, prior to joining Marathon, Ms. Bay served as vice president, Americas Exploration, of Shell Exploration and Production Company.

Prior to joining Shell, Ms. Bay was vice president, Worldwide Exploration, and vice president, North America Exploration, of Kerr-McGee Oil and Gas Corporation, having been with Oryx Energy prior to its merger with Kerr-McGee.

Ms. Bay serves as a director of Hunting PLC, a London-based energy service provider, and Verisk Analytics, Inc., a global data analytics provider. She also serves on the advisory boards for the Jackson School of Geology at the University of Texas at Austin, the American Association of Petroleum Geology, and the Independent Petroleum Association of America Education Center.

Skills and qualifications:

With her extensive executive experience in the oil and gas industry, and as a result of her service on the advisory boards of educational and industry organizations, Ms. Bay brings to the Board a wealth of oil and gas exploration and operations, and civic and educational experience.

As a member of public company boards in two countries having significantly different governance regulatory regimes, Ms. Bay also brings unique governance skills and experience to the Board. She is a highly regarded speaker at major governance events on both sides of the Atlantic. She has hosted individual and small group meetings with large and environmental-, social- and governance- (ESG) focused shareholders. As chair of the CG&N Committee, she has overseen the updating of the company’s governance principles and the adoption of a committee calendar formalizing oversight of key ESG subjects.

16	APACHE CORPORATION - 2017 Proxy Statement

JOHN J. CHRISTMANN IV

Board tenure and responsibilities:

Mr. Christmann, 50, was appointed the Company’s chief executive officer and president, and joined the Company’s Board of Directors, effective January 20, 2015.

Experience:

Mr. Christmann previously served as the Company’s executive vice president and chief operating officer, North America, since January 2014.

From January 2010 through December 2013, he served as region vice president, Permian Region. From January 2004 through December 2009, he served as vice president, Business Development, and from April through December 2003, he served as production manager for the Gulf Coast Region. Prior to that, Mr. Christmann held various positions of increasing responsibility in the business development area since joining the Company in 1997.

Previously, Mr. Christmann was employed by Vastar Resources/ARCO Oil and Gas Company in business development, crude oil marketing, and various production, operational, and reservoir engineering assignments.

Mr. Christmann received his bachelor’s degree in petroleum engineering from the Colorado School of Mines and MBA from Southern Methodist University.

Skills and qualifications:

With over 29 years in the oil and gas industry, including over 19 years at the Company leading both operational and staff functions and most recently serving as chief executive officer, Mr. Christmann has the proficiency and depth to manage and operate a large-scale oil and gas exploration and production company.

Mr. Christmann’s extensive experience in the oil and gas industry has provided him with an in-depth understanding of successful execution and operational management in the field, an appreciation and talent for value-added merger and acquisition activity, and the expertise to oversee the strategic direction of a large, publicly-traded company.

His experience, coupled with his thorough knowledge and understanding of the Company’s assets and unique operations, complement Mr. Christmann’s management strengths and enable him to lead the Company through the complexities of day-to-day operations as well as the macro economic impact of commodity prices.

APACHE CORPORATION - 2017 Proxy Statement	17

CHANSOO JOUNG

Board tenure and responsibilities:

Mr. Joung, 56, joined the Company’s Board of Directors in February 2011. He chairs the Audit Committee and is a member of the Corporate Governance and Nominating Committee.

Experience:

From 2005 to 2015, Mr. Joung was a partner and then senior advisor at Warburg Pincus LLC. He was responsible for making and monitoring investments in all sectors of the energy industry, including upstream, gas and gas liquids processing and transportation, and electric power. He was also responsible for global coordination of the firm’s renewables activities, including wind, solar, biofuels, and grid storage.

From 1987 to 2004, Mr. Joung was employed by Goldman Sachs where he held increasingly senior positions, culminating his 17-year career as head of the Americas Natural Resources Group in the investment banking division. His other leadership responsibilities in the investment banking division included stints as co-head of recruiting and co-head of women’s and diversity recruitment and development.

Prior to joining Apache’s board, Mr. Joung served as a director on two other NYSE-listed company boards: Targa Resources Partners, LP, from 2007 to 2011, and Targa Resources Corporation, from 2010 to 2011. He also served as a director on a number of private company boards during his tenure at Warburg Pincus.

Currently, Mr. Joung is a consultant for TPH Asset Management, LLC, an affiliate of Tudor, Pickering, Holt & Co.

Skills and qualifications:

Mr. Joung has spent almost his entire career in the finance industry working with energy companies. Through his experiences in private equity and as an investment banker, Mr. Joung gained significant experience with energy companies, the energy industry, and energy-related capital markets and mergers and acquisitions activity, which enhance his contributions to the Board. Those experiences have also given Mr. Joung the ability to identify, assess, and manage risk that can affect a large energy company like Apache.

WILLIAM C. MONTGOMERY

Board tenure and responsibilities:

Mr. Montgomery, 55, joined the Company’s Board of Directors in September 2011. He chairs the Management Development and Compensation Committee and is a member of the Corporate Governance and Nominating Committee.

Experience:

From October 2002 to April 2011, Mr. Montgomery was a partner in the investment banking division of Goldman, Sachs & Co., where he headed the firm’s Americas Natural Resources Group as well as its Houston office and was a member of the Investment Banking Services Leadership Group. Over the span of 22 years as an investment banker, Mr. Montgomery focused globally on large-cap energy companies, primarily in the upstream, integrated, and oil service sectors.

Since July 2011, Mr. Montgomery has served as a partner of Quantum Energy Partners, a private equity firm that focuses on investments in the energy and power industries. He is a member of Quantum Energy’s executive and investment committees. In October 2015, Mr. Montgomery was elected a director of Enterprise Products Holdings LLC, the general partner of Enterprise Products Partners L.P., and serves on its audit and conflicts committee.

Mr. Montgomery has been an active civic leader, chairing the boards of the Houston Museum of Natural Science and the St. Francis Episcopal Day School. He currently serves on the board of trustees of the Kinkaid School, the Episcopal Health Foundation, and the Board of Visitors of the MD Anderson Cancer Center.

Skills and qualifications:

Mr. Montgomery has spent almost his entire career working in the finance industry focusing on large-cap energy companies. Formerly as an investment banker and now in private equity, Mr. Montgomery has gained significant experience with the energy industry and energy-related capital markets. The company also benefits from the extensive relationships that Mr. Montgomery has formed throughout his career serving various global energy companies. Mr. Montgomery’s contributions to the Board are aided by the knowledge and experience he gained from his current and former roles, which have involved broad and deep exposure to key issues impacting the upstream, midstream, and oil services sectors.

18	APACHE CORPORATION - 2017 Proxy Statement

AMY H. NELSON

Board tenure and responsibilities:

Ms. Nelson, 47, joined the Company’s Board of Directors in February 2014. She is a member of the Audit Committee.

Experience:

Ms. Nelson is the president of Greenridge Advisors, LLC, which she founded in 2007 as an energy services and equipment consulting firm focused on the development, execution, and financing of growth strategies. Ms. Nelson advises her clients on strategy development, capital allocation, acquisition evaluation, and infrastructure development. Her clients span a broad range of oilfield service, product, and geographic markets.

From 2000 to 2007, Ms. Nelson served as a vice president of SCF Partners, an oilfield service and equipment-focused private equity firm, where she concentrated on investment strategy, investment execution, and portfolio company management.

From 1992 to 1998, Ms. Nelson worked for Amoco Production Company in planning, project management, and engineering roles.

Skills and qualifications:

Ms. Nelson has devoted her career to serving companies in the oil and gas industry. Ms. Nelson’s experiences have provided her with valuable insight into corporate strategy, capital allocation, and the assessment and management of risks faced by oil and gas companies.

Over the past decade, Ms. Nelson has also developed substantial water-related expertise in unconventional field development water cycle, including treatment technologies, water delivery and take-away temporary and permanent infrastructure, frac-water sources, containment and salt water disposal, management of access rights to ground, surface, industrial, and municipal water sources, and management of regulatory and compliance issues. Ms. Nelson’s understanding of this important environmental subject enhances her contributions to the Board.

DANIEL W. RABUN

Board tenure and responsibilities:

Mr. Rabun, 62, joined the Company’s Board of Directors in May 2015. He is a member of the Management Development and Compensation Committee.

Experience:

From 2007 to his retirement in May 2015, Mr. Rabun served as the chairman of Ensco plc, an offshore drilling services company, based in London. He retired as president and chief executive officer of Ensco in June 2014, having held the office of chief executive officer for more than seven years and president for more than eight years.

From 1986 through 2005, prior to joining Ensco, Mr. Rabun was a partner with the international law firm of Baker & McKenzie LLP, where he provided legal advice to oil and gas companies.

Mr. Rabun is the non-executive chairman of Golar LNG Ltd. During 2012, he served as chairman of the International Association of Drilling Contractors. Mr. Rabun has also been a certified public accountant since 1976.

Skills and qualifications:

Mr. Rabun brings a variety of experiences to our board, including service as chairman of the board, president, and chief executive officer of Ensco. During Mr. Rabun’s term at Ensco, Ensco drilled some of the most complex wells for super majors, national oil companies, and independent operators in nearly every strategic oil and gas area in the world, from the North Sea to the “golden triangle” of the Gulf of Mexico, Brazil, and West Africa, and from the Middle East and the Mediterranean to Asia and Australia. In addition, Mr. Rabun’s experience as non-executive Chairman of Golar LNG Ltd. gives him invaluable insight into the global liquid natural gas business, which will be beneficial to the corporation in its efforts to market natural gas from the Alpine High discovery in the Delaware Basin.

Mr. Rabun’s international experience, global perspective, experience with strategic acquisitions, and financial acumen from having served as a public company’s chairman, president, and chief executive officer assist the Board in the assessment and management of risks faced by oil and gas companies.

APACHE CORPORATION - 2017 Proxy Statement	19

PETER A. RAGAUSS

Board tenure and responsibilities:

Mr. Ragauss, 59, joined the Company’s Board of Directors in December 2014. He is a member of the Audit Committee.

Experience:

In November 2014, Mr. Ragauss retired from Baker Hughes after serving eight years as senior vice president and chief financial officer.

From 2003 to 2006, prior to joining Baker Hughes, Mr. Ragauss was controller, Refining and Marketing, for BP Plc. From 2000 to 2003, he was chief executive officer for Air BP. From 1998 to 2000, he was assistant to group chief executive for BP Amoco. He was vice president of Finance and Portfolio Management for Amoco Energy International when Amoco Corporation merged with BP.

From 1996 to 1998, Mr. Ragauss served as vice president of Finance for El Paso Energy International. He held positions of increasing responsibility at Tenneco, Inc., from 1993 to 1996, and Kidder, Peabody & Co. Incorporated, from 1987 to 1993. In September 2016, Mr. Ragauss was elected a director of The Williams Companies, Inc.

Skills and qualifications:

Mr. Ragauss brings a wealth of accounting, financial, and executive experience to the Board, having held senior positions, including as chief executive officer, chief financial officer, controller, and vice president finance. His wide and varied experiences in the oil and gas industry, including in the area of finance, have provided him with a unique understanding and insight concerning the risks faced by oil and gas companies.

20	APACHE CORPORATION - 2017 Proxy Statement

Continuing Directors

Biographical information, including principal occupation and business experience during the last five years, for each continuing member of the Board of Directors whose term is not expiring at the 2017 annual meeting, is set forth below. Unless otherwise stated, the principal occupation of each director has been the same for the past five years. In addition, each director’s experience, qualifications, attributes, or skills to serve on our Board are set forth below.

GEORGE D. LAWRENCE

Board tenure and responsibilities:

Mr. Lawrence, 66, joined the Company’s Board of Directors in May 1996. He is a member of the Audit Committee.

Experience:

From 1990 until May 1996, Mr. Lawrence was president, chief executive officer, and a director of The Phoenix Resource Companies, Inc., an international publicly-owned oil and gas company that merged with Apache in 1996.

In 1985, Mr. Lawrence began his oil and gas career with the predecessor to Phoenix, holding management positions with increasing responsibility, culminating in his appointment as president and chief executive officer and his service as a director until the Phoenix and Apache merger.

Since retiring from Phoenix, Mr. Lawrence has been a private investor.

Prior to entering the oil and gas business, Mr. Lawrence served in the Environmental Enforcement Section of the United States Department of Justice, his last position there being assistant chief.

Skills and qualifications:

During his tenure as president and chief executive officer of Phoenix, Mr. Lawrence gained valuable corporate leadership experience in all aspects of business, including finance, securities, operations, strategy, and risk.

At Phoenix and its predecessor, Mr. Lawrence was extensively involved in international operations spread over several continents, and he was especially instrumental in leading Phoenix’s operations in Egypt, an area that remains important to Apache’s operations.

His dedication to environmental responsibility stemming from his service in the Department of Justice Environmental Enforcement Section continues to this day.

Term Expires

2018

APACHE CORPORATION - 2017 Proxy Statement	21

JOHN E. LOWE

Board tenure and responsibilities:

Mr. Lowe, 58, joined the Company’s Board of Directors in July 2013 and became non-executive chairman as of May 2, 2015.

Experience:

Mr. Lowe enjoyed a 30-year career with ConocoPhillips and Phillips Petroleum Company, serving in positions of increasing responsibility during that time. Most recently, he served as assistant to the chief executive officer of ConocoPhillips, a position he held from 2008 until Phillips 66 was spun-off from ConocoPhillips in 2012.

Previously, Mr. Lowe held a series of executive positions in the exploration and production, commercial, and planning areas of ConocoPhillips, including executive vice president, exploration and production from 2007 to 2008; executive vice president, Commercial from 2006 to 2007; and executive vice president, planning, strategy, and corporate affairs from 2002 to 2006, a part of which his responsibilities included government relations, public affairs, and corporate technology.

Mr. Lowe is a member of the board of directors for Phillips 66, Houston, Texas, and TransCanada Corporation, Calgary, Alberta. He is a senior executive advisor to Tudor, Pickering, Holt & Co. He is a former board member of Agrium Inc., Chevron Phillips Chemical Co. LLC, DCP Midstream LLC, and DCP Midstream GP, LLC, the general partner of DCP Midstream Partners LP.

Skills and qualifications:

With over 30 years of experience in the oil and gas industry, and as an executive of ConocoPhillips, a director of Phillips 66, a director of TransCanada, a senior executive advisor to Tudor, Pickering, Holt & Co., and a former director of Agrium, Chevron Phillips Chemical, DCP Midstream, and DCP Midstream GP, Mr. Lowe brings valuable experience to the Board, including experience identifying, assessing, and minimizing risks faced by oil and gas companies.

Term Expires

2018

RODMAN D. PATTON

Board tenure and responsibilities:

Mr. Patton, 73, joined the Company’s Board of Directors in December 1999. He is a member of the Audit Committee.

Experience:

Mr. Patton has over 30 years of experience in oil and gas investment banking and corporate finance activity.

From 1993 until April 1999, Mr. Patton served as managing director in the Merrill Lynch Energy Group. Prior to joining Merrill Lynch, he was with The First Boston Corporation (later Credit Suisse First Boston) and Eastman Dillon, Union Securities (later Blyth Eastman Dillon).

From 2001 until his retirement in April 2015, Mr. Patton served as a director of NuStar GP, LLC (formerly Valero GP, LLC), San Antonio, Texas, most recently as lead independent director, chairman of its audit committee, and a member of its compensation committee. NuStar GP LLC is the general partner of NuStar Energy L.P. (formerly Valero L.P.), owner and operator of crude oil and refined products pipeline, terminalling, and storage assets.

Skills and qualifications:

As a managing director at Merrill Lynch, First Boston (later Credit Suisse), and other investment banks, Mr. Patton gained extensive experience advising oil and gas companies on capital structure, strategy, and direction. Mr. Patton also gained valuable experience in the assessment and management of risks faced by oil and gas companies. As a former investment banker and as chairman of NuStar GP’s audit committee, Mr. Patton brings to the Board extensive financial reporting expertise.

Term Expires

2018

22	APACHE CORPORATION - 2017 Proxy Statement

CHARLES J. PITMAN

Board tenure and responsibilities:

Mr. Pitman, 74, joined the Company’s Board of Directors in May 2000. Mr. Pitman served as lead director from February 2013 until May 2015 and is a member of the Corporate Governance and Nominating Committee and the Management Development and Compensation Committee.

Experience:

Mr. Pitman retired from BP Amoco plc in late 1999. During his 24-year career at Amoco and BP Amoco, Mr. Pitman served in a variety of leadership positions in the United States and multiple international locations, principally in the Middle East. Notably, Mr. Pitman served as president of Amoco Egypt Oil Company from 1992 to 1996, president of Amoco Eurasia Petroleum Company from 1997 to 1998, and regional president BP Amoco plc - Middle East/Caspian/Egypt/India from December 1998 until his retirement in 1999.

Prior to joining Amoco, Mr. Pitman served in the United States Department of State as a Foreign Service officer and attorney-adviser.

Since his retirement from BP Amoco, Mr. Pitman served as a non-executive director and chairman of Urals Energy Public Company Limited, an oil exploration and production company operating in Russia, from 2005 until 2009; chairman of the board of First Calgary Petroleums Ltd., an oil and gas exploration company engaged in exploration and development activities in Algeria in 2008; and sole member of Shaker Mountain Energy Associates LLC from 1999 to 2007.

Skills and qualifications:

Having served in executive and director capacities at Amoco and BP Amoco in numerous international locations, particularly Egypt, Mr. Pitman has valuable experience in, and knowledge of, the oil and gas industry in the Middle East, Russia, and North Africa.

Mr. Pitman’s vast experience in international oil and gas and the knowledge and relationships he developed while serving in the U.S. State Department provide valuable insight for the benefit of Apache’s operations, both domestic and abroad.

Term Expires

2018

Director Independence

During 2016 and the first two months of 2017, the Board of Directors evaluated all business and charitable relationships between the Company and the Company’s non-employee directors (all directors other than Mr. Christmann) and all other relevant facts and circumstances. As a result of the evaluation, the Board of Directors determined, as required by the Company’s Governance Principles, that each non-employee director is an independent director as defined by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc. (“NYSE”), The NASDAQ National Market (“NASDAQ”), and the Securities and Exchange Commission (“SEC”). The Company’s Governance Principles are available on the Company’s website (www.apachecorp.com).

The Company’s Governance Principles require that the independent directors meet in executive session at least twice each year; in 2016, they met five times in executive session. These executive sessions are chaired by a non-executive chairman or a lead director. Pursuant to the Company’s Governance Principles, the non-executive chairman or lead director is an independent director who is elected from time to time, but not less than annually, by the affirmative vote of a majority of the independent directors. In addition to chairing the executive sessions, the non-executive chairman or lead director discusses management’s proposed meeting agenda with the other independent directors and reviews the approved meeting agenda with our chief executive officer, leads the discussion with our chief executive officer following the independent directors’ executive sessions, ensures that the Board’s individual group and committee self-assessments are done annually, leads periodic discussions with other Board members and management concerning the Board’s information needs, and is available for discussions with major shareholders. John E. Lowe has served as the Company’s non-executive chairman since May 2015. The role and responsibilities of the non-executive chairman or lead director and the method established for communication of concerns to the independent directors are included in the Company’s Governance Principles.

APACHE CORPORATION - 2017 Proxy Statement	23

Reporting of Concerns to Independent Directors

Anyone who has concerns about the Company may communicate those concerns to the independent directors. Such communication should be mailed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, who will forward such communications to the independent directors.

Board Leadership Structure and Risk Oversight

Board Leadership Structure

At different times in the Company’s history the positions of chair and chief executive officer have been split or combined as circumstances have warranted. Consistent with good governance practices, the Company took the opportunity presented by the retirement of our former chief executive officer and president, to create a position for an independent non-executive chairman. Independent director John E. Lowe was appointed non-executive chairman effective May 2, 2015. The board regularly reviews all aspects of its governance profile, including the Board leadership structure, and will make changes as appropriate.

Risk Oversight

The goal of the Company’s risk management process is to understand and manage risk; management is responsible for identifying and managing the risks, while directors provide oversight to management in this process. Management identifies the significant risks facing the Company and the approaches to mitigate such risks. The Company’s Governance Principles state that in addition to its general oversight of management, the Board of Directors is responsible for a number of specific functions, including assessing major risks facing the Company and reviewing options for their mitigation.

Our Board of Directors has three standing independent committees: Audit, Corporate Governance and Nominating, and Management Development and Compensation. Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the Board. The Audit Committee charter provides that the Audit Committee should discuss and consider the process by which senior management of the Company and the relevant departments assess and manage the Company’s exposure to risk, and discuss the Company’s major financial risk exposure and the steps management has taken to monitor, control, and report such exposures. In addition, the Audit Committee reports to the Board of Directors, which also considers the Company’s risk profile. The Audit Committee and the Board of Directors obtain input from management regarding the most significant risks facing the Company and the Company’s risk management strategy.

The Audit Committee and the Board endeavor to ensure that the risks undertaken are consistent with the Board’s tolerance for risk. While the Board is responsible for setting, monitoring, and maintaining the Company’s risk management policies and practices, the Company’s executive officers and members of our management team are responsible for implementing and overseeing our day-to-day risk management processes. Additionally, the Board has created a Corporate Risk Committee composed of certain members of our management team. The Corporate Risk Committee monitors and manages risks and is tasked with, among other things, ensuring sound policies, procedures, and practices are in place to address corporate-wide management of risks. The Company believes that this division of responsibility is the most effective way to monitor and control risk.

In addition to the oversight provided by our full Board of Directors, Audit Committee, executive officers and the members of our management team, including our Corporate Risk Committee, our independent directors hold regularly scheduled executive sessions as often as they deem appropriate, but in any event at least twice each year. These executive sessions provide an additional avenue through which we monitor the Company’s risk exposure and policies regarding risk management.

For risk considerations in our compensation programs, please see “Compensation Discussion and Analysis – Risk Considerations in Our Compensation Programs” included in this proxy statement.

24	APACHE CORPORATION - 2017 Proxy Statement

Standing Committees and Meetings of the Board of Directors

The Board of Directors has an Audit Committee, a Corporate Governance and Nominating (“CG&N”) Committee, and a Management Development and Compensation (“MD&C”) Committee. Actions taken by these committees are reported to the Board of Directors at the next Board meeting. During 2016, each of the Company’s current directors attended at least 75 percent of all meetings of the Board of Directors and committees of which he or she was a member. All directors attended the Company’s 2016 annual meeting of shareholders held on May 12, 2016.

Name	Board	Audit	CG&N	MD&C
Annell R. Bay
John J. Christmann IV
Chansoo Joung
George D. Lawrence
John E. Lowe
William C. Montgomery
Amy H. Nelson
Rodman D. Patton
Charles J. Pitman
Daniel W. Rabun
Peter A. Ragauss
No. of Meetings in 2016	7	9	6	6

Chairman of the Board

Committee Chairman

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s consolidated financial statements, accounting and financial reporting processes, and systems of internal controls over accounting and financial reporting; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, independence, and performance, including sole authority for appointment, compensation, oversight, evaluation, and termination; (iv) the performance of the Company’s internal audit function; (v) the report of the Audit Committee required by the rules of the SEC, as included in this proxy statement; and (vi) the fulfillment of the other responsibilities set out in its charter. The Audit Committee charter, as adopted by the Board of Directors and which reflects applicable SEC, NYSE, and NASDAQ rules and regulations, is available on the Company’s website (www.apachecorp.com).

As described more fully above in “Board Leadership Structure and Risk Oversight,” the Audit Committee is also tasked with overseeing the guidelines, policies, and controls governing the process by which management of the Company assesses and manages the Company’s exposure to risk.

The Board of Directors has determined that all members of the Audit Committee qualify as financial experts, as defined in Item 407 of Regulation S-K under the Securities Act of 1933, as amended, and each are considered “financially literate” under NYSE rules. During 2016 and the first two months of 2017, the Board of Directors reviewed the composition of the Audit Committee pursuant to the rules of the SEC, NYSE, and NASDAQ governing audit committees. Based on this review, the Board of Directors confirmed that all members of the Audit Committee are “independent” under the SEC, NYSE, and NASDAQ rules.

CG&N Committee

The duties of the CG&N Committee include recommending to the Board of Directors the slate of director nominees submitted to the shareholders for election at each annual meeting and proposing qualified candidates to fill vacancies on the Board of Directors. The CG&N Committee is also responsible for developing corporate governance principles for the Company, reviewing related party transactions, and overseeing the evaluation of the Board of Directors. During 2016 and the first two months of 2017, the Board of Directors reviewed the composition of the CG&N Committee pursuant to the

APACHE CORPORATION - 2017 Proxy Statement	25

rules of the NYSE and NASDAQ governing nominating and governance committees. Based on this review, the Board of Directors confirmed that all members of the CG&N Committee are “independent” under the NYSE and NASDAQ rules. The CG&N Committee charter, as adopted by the Board of Directors, is available on the Company’s website (www.apachecorp.com).

The CG&N Committee considers director nominee recommendations from executive officers of the Company, independent members of the Board, and shareholders of the Company, as well as recommendations from other interested parties. The CG&N Committee may also retain an outside search firm to assist it in finding appropriate nominee candidates. Shareholder recommendations for director nominees received by Apache’s corporate secretary (at the address for submitting shareholder proposals and nominations set forth under the heading “Future Shareholder Proposals and Director Nominations” below) are forwarded to the CG&N Committee for consideration.

MD&C Committee

The MD&C Committee reviews the Company’s management resources and structure and administers the Company’s compensation programs and retirement, stock purchase, and similar plans. During 2016 and the first two months of 2017, the Board of Directors reviewed the composition of the MD&C Committee pursuant to the rules of the NYSE and NASDAQ governing compensation committees. Based on this review, the Board of Directors confirmed that all members of the MD&C Committee are “independent” under the NYSE and NASDAQ rules. All members of the Committee are also “outside directors,” as defined by applicable federal tax law or regulations of the Internal Revenue Service. The MD&C Committee charter, as adopted by the Board of Directors, is available on the Company’s website (www.apachecorp.com).

Committee Charters

You can access electronic copies of the charters of the Audit Committee, CG&N Committee, and MD&C Committee of the Board of Directors on the Company’s website (www.apachecorp.com). Our Governance Principles and our Code of Business Conduct, which meet the requirements of a code of ethics under applicable SEC regulations and NYSE and NASDAQ standards, each document as amended from time to time, are also available on the Company’s website. You may request printed copies of any of these documents by writing to Apache’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

Criteria for New Board Members and Re-Election of Board Members

The CG&N Committee considers the following criteria in recommending new nominees or the re-election of directors to the Company’s Board of Directors and its committees:

•

Expertise and perspective needed to govern the business and strengthen and support senior management; for example: strong financial expertise, knowledge of international operations, or knowledge of the petroleum industry and/or related industries.

•	Sound business judgment and a sufficiently broad perspective to make meaningful contributions.

•	Interest and enthusiasm in the Company and a commitment to become involved in its future.

•	The time and energy to meet Board of Directors commitments.

•	Ability to constructively participate in discussions, with the capacity to quickly understand and evaluate complex and diverse issues.

•	Dedication to the highest ethical standards.

•	Dedication to the highest health, safety, and environmental standards.

•	Supportive of management, but independent, objective, and willing to question and challenge both openly and in private exchanges.

•	An awareness of the dynamics of change and a willingness to anticipate and explore opportunities.

All decisions to recommend the nomination of a new nominee for election to the Board of Directors or for the re-election of a director are within the sole discretion of the CG&N Committee.

All director candidates are evaluated, and the decision of whether or not to nominate a particular candidate is made, based solely on Company- and work-related factors and not with regard to a candidate’s or director’s inclusion in any protected class or group identified in the Company’s anti-discrimination policy.

The above criteria and guidelines, together with the section of the Company’s Governance Principles entitled “Qualifications of Board Members,” constitute the policy of the CG&N Committee regarding the recommendation of new nominees or the re-election of directors to the Company’s Board of Directors or its committees. The Company’s Governance Principles are available on the Company’s website (www.apachecorp.com).

26	APACHE CORPORATION - 2017 Proxy Statement

Diversity

Company policy precludes directors and employees from discriminating against any protected group. Company policy also precludes directors and employees from basing work-related decisions on anything other than work-relevant criteria. The Company’s approach to diversity complements these policies without conflicting with them. We believe that Board diversity in all its aspects is essential to our business. Our criteria for Board selection, summarized above, operates as our diversity policy.

APACHE CORPORATION - 2017 Proxy Statement	27

Report of the Audit Committee

The following report of the Audit Committee of the Company shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee is operated under a charter that specifies the scope of the Committee’s responsibilities. The charter, which is reviewed annually and available on the Company’s website (www.apachecorp.com), was last amended and restated effective July 15, 2016.

The Board of Directors has determined that all five members of the Committee are independent based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules, and regulations, including the listing standards of the New York Stock Exchange and the NASDAQ National Market and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

The Company’s management has the primary responsibility for preparing the Company’s financial statements, managing the accounting and financial reporting processes, devising and maintaining the systems of internal controls over financial reporting, and assessing the effectiveness of internal controls over financial reporting. Ernst & Young LLP, Apache’s independent registered public accounting firm (the “independent auditors”), is responsible for the integrated audit of the consolidated financial statements and auditing the Company’s internal controls over financial reporting. The Committee’s responsibility is to monitor and oversee these processes and procedures on behalf of the Board of Directors.

The Audit Committee held nine meetings during fiscal year 2016, including the five in-person meetings referenced below. The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function, and the Company’s independent auditors. Meeting agendas are set based upon the Audit Committee Charter and also include suggested topics from Committee members and/or other relevant topics. At four of the five Audit Committee meetings held in person during 2016, the Committee met with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal controls over financial reporting, and the overall quality of the Company’s financial reporting.

The Committee is responsible for oversight of the qualifications, performance, and independence of the Company’s independent auditors and annually determines whether to retain the Company’s current independent auditors or retain another auditor. In doing so, the Audit Committee takes into consideration a number of factors, including the historical and recent performance of the independent auditors and lead partner, its global capabilities, its knowledge of the Company’s operations and industry, external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (United States) (“PCAOB”) reports, and independence. The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditors, in both fact and appearance.

The Audit Committee discussed with the Company’s internal auditors and the independent auditors the overall scope and plans for their respective audits. In addition, the Audit Committee reviewed with the independent auditors, which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the PCAOB, including PCAOB Auditing Standard No. 1301, Communications With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent auditors the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditors’ independence.

The Audit Committee also reviewed and discussed together with management, the internal auditors, and the independent auditors the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, including the clarity of disclosures in the financial statements, the results of management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and the independent auditors’ audit of the Company’s internal controls over financial reporting.

28	APACHE CORPORATION - 2017 Proxy Statement

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2016, filed by the Company with the Securities and Exchange Commission.

February 21, 2017	Members of the Audit Committee

Chansoo Joung, Chairman George D. Lawrence Amy H. Nelson Rodman D. Patton Peter A. Ragauss

APACHE CORPORATION - 2017 Proxy Statement	29

Director Compensation

Summary of 2016 Director Compensation

Under the terms of the Company’s Non-Employee Directors’ Compensation Plan and the Non-Employee Directors’ Restricted Stock Units Program, each non-employee director receives an annual retainer, paid one-third in cash and two-thirds in stock.

The equity component of the annual board retainer for the Company’s non-employee directors is not paid out until the non-employee director retires or otherwise leaves the Board of Directors.

The retirement plan for the Company’s non-employee directors limits participation to those members first elected to the Board of Directors on or before June 30, 2014.

Non-Employee Directors’ Cash Compensation

During 2016, under the terms of the Company’s Non-Employee Directors’ Compensation Plan, each non-employee director received an annual cash retainer of $100,000 for service on the Board of Directors, the non-executive chairman of the Board received an additional annual cash retainer of $100,000, and the chair of each committee received an additional cash retainer. There were no separate meeting attendance fees.

Under the terms of the Non-Employee Directors’ Compensation Plan, non-employee directors can defer receipt of all or any portion of their cash retainers. Deferred cash amounts accrue interest equal to the Company’s rate of return on its short-term marketable securities. Once each year, participating directors may elect to transfer all or a portion of their deferred cash amounts into the form of shares of Apache common stock. After such election, amounts deferred in the form of Apache common stock accrue dividends as if the stock were issued and outstanding when such dividends were payable. All deferred amounts, as well as accrued interest and dividends, are maintained in a separate memorandum account for each participating non-employee director. Amounts are paid out in cash and/or shares of Apache common stock, as applicable, upon the non-employee director’s retirement or other termination of his or her directorship, or on a specific date, in a lump sum or in annual installments over a ten-year (or shorter) period. During 2016, one non-employee director deferred all of his cash retainer fees.

Non-Employee Directors’ Restricted Stock Units Program

During 2016, pursuant to the Company’s Non-Employee Directors’ Restricted Stock Units Program (the “RSU Program”), all non-employee directors were eligible to receive grants of restricted stock units (“RSUs”) at the end of each calendar quarter, with the number of RSUs calculated by dividing $50,000 by the fair market value of a share of Apache common stock on the date of grant, rounded down to the nearest whole number. Pursuant to the RSU Program, the Company’s non-executive chairman of the Board was also eligible to receive additional grants of RSUs at the end of each calendar quarter, with the number of RSUs calculated by dividing $25,000 by the fair market value of a share of Apache common stock on the date of grant, rounded down to the nearest whole number.

Grants under the RSU Program were made pursuant to the Company’s 2011 Omnibus Equity Compensation Plan for the first quarter 2016, and were made pursuant to the Company’s 2016 Omnibus Compensation Plan for the second, third, and fourth quarters 2016.

Each RSU is equivalent to one share of Apache common stock. If applicable, the grant is prorated for the non-employee director’s or non-executive chairman’s service during the calendar quarter.

The RSUs vest as of the grant date, with 100 percent automatic, mandatory deferral into the Outside Directors’ Deferral Program (the “Deferral Program”) established pursuant to the Company’s 2011 Omnibus Equity Compensation Plan and, beginning in the second quarter 2016, under the 2016 Omnibus Compensation Plan. Deferrals are invested in stock units with each stock unit being equivalent to one share of Apache common stock. Stock units accrue dividends as if the stock was issued and outstanding when such dividends were payable, and all dividend amounts are invested in additional stock units. All stock units are maintained in a separate memorandum account for each non-employee director. Stock units in the Deferral Program will be converted to shares of Apache common stock and paid out upon the non-employee director’s retirement or other termination of his or her directorship.

Annual Review of Director Compensation

In our annual review of director compensation, the benchmarking analysis provided to the Board for 2016 indicated that the average director compensation was just above the 25th percentile of our Compensation Peer Group (as defined in the Compensation Discussion and Analysis section) at that time.

30	APACHE CORPORATION - 2017 Proxy Statement

Director Share Ownership Requirement

The Company has a minimum share ownership requirement for non-employee directors that requires each non-employee director to directly own shares and/or share equivalents the total value of which is equal to or greater than six times the annual Board retainer paid in cash, excluding additional retainers for service as a committee chair or as non-executive chairman. Based on an annual Board cash retainer of $100,000, each non-employee director is required to own shares and/or share equivalents the total value of which is at least $600,000 based on the value as of the acquisition date.

Non-employee directors must meet the ownership requirement within three years of the later of (i) July 16, 2014, or (ii) the date of his or her appointment to the Board of Directors. Once achieved, each non-employee director must continue to meet the minimum share ownership requirement for the duration of his or her service on the Board. As of February 28, 2017, each non-employee director, other than Ms. Bay, Mr. Rabun, and Mr. Ragauss, directly owned shares of the Company’s common stock and/or share equivalents with total value equal to or greater than $600,000 (six times the annual cash board retainer). Ms. Bay has until July 16, 2017, to meet the requirement; Mr. Ragauss has until December 16, 2017, to meet the requirement; and Mr. Rabun has until May 13, 2018, to meet the requirement. See beneficial ownership information under the heading “Securities Ownership and Principal Holders” below.

Pledging and Hedging Policies

The Company has a pledging policy that prohibits non-employee directors and executive officers from holding Apache securities in a margin account or pledging any Apache securities as collateral for a loan. The Company also has a hedging policy that prohibits non-employee directors and executive officers from entering into any hedge, or other transaction (such as puts, calls, options, or other derivative securities) in Apache securities that has the effect of limiting the risk of ownership of Apache common stock or stock options. As of the date of this proxy statement, each non-employee director was in compliance with the Company’s pledging and hedging policies.

Outside Directors’ Retirement Plan

An unfunded retirement plan for non-employee directors was established in December 1992. The Outside Directors’ Retirement Plan was most recently amended on July 16, 2014, effective as of June 30, 2014, to (i) limit participation to those members first elected to the Board of Directors on or before June 30, 2014, and (ii) specify that the amount of benefits will be determined as of the earlier of the date the non-employee director ceases to be a member of the Board of Directors or June 30, 2014, at which date the annual cash Board retainer was $150,000.

The plan is administered by the MD&C Committee and generally pays an annual benefit equal to 100 percent of the retired director’s annual cash Board retainer for a period based on length of service. Payments are made either (i) on a quarterly basis, for a maximum of ten years, or (ii) in a single lump sum equal to the net present value of the quarterly payments to which the director is entitled, and are paid from the general assets of the Company. In the event of the director’s death prior to receipt of all benefits payable under the plan, the remaining benefits are payable to the director’s surviving spouse or designated beneficiary until the earlier of the termination of the payment period or the death of the surviving spouse or designated beneficiary. During 2016, benefits were paid under this plan to four former directors who retired from the Company’s Board of Directors in 2013, 2014, or 2015.

Prior Plan for Directors’ Equity Compensation

The Equity Compensation Plan for Non-Employee Directors, originally established in February 1994, was terminated in January 2007. The original expiration date for this plan was July 1, 2009, with a maximum of 50,000 shares of common stock (115,500 shares after adjustment for the Company’s 2002 and 2003 stock dividends and 2004 stock split) for awards granted during the term of the plan. However, in February 2007, the plan was amended to provide that no new awards would be granted subsequent to January 1, 2007, and no awards have been made since that date. The plan continues in existence solely for the purpose of governing still-outstanding awards made prior to January 1, 2007.

Awards were made from shares of common stock held in the Company’s treasury and were automatic and non-discretionary. All shares awarded under the plan have vested, have full dividend and voting rights, and are not eligible for sale while the non-employee director is still serving as a member of the Board of Directors.

APACHE CORPORATION - 2017 Proxy Statement	31

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2016:

Name(1) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(2) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)(3)	All Other Compensation ($) (g)	Total ($) (h)
Annell R. Bay	115,000	199,870	—	—	—	—	314,870
Chansoo Joung	120,000	199,870	—	—	—	—	319,870
George D. Lawrence	100,000	199,870	—	—	—	—	299,870
John E. Lowe	200,000	299,774	—	—	—	—	499,774
William C. Montgomery	120,000	199,870	—	—	—	—	319,870
Amy H. Nelson	100,000	199,870	—	—	—	—	299,870
Rodman D. Patton	100,000	199,870	—	—	—	—	299,870
Charles J. Pitman	100,000	199,870	—	—	—	—	299,870
Daniel W. Rabun	100,000	199,870	—	—	—	—	299,870
Peter A. Ragauss	100,000	199,870	—	—	—	—	299,870

(1)

Employee directors do not receive additional compensation for serving on the Board of Directors or any committee of the Board. John J. Christmann IV, the Company’s chief executive officer and president, is not included in this table as he was an employee of the Company during 2016. The compensation he received as an employee of the Company is shown in the Summary Compensation Table.

(2)

Grant date fair value, as computed in accordance with FASB ASC Topic 718, of restricted stock units granted during 2016 to each non-employee director based on the per share closing price of the Company’s common stock on the date of grant.

None of the non-employee directors had unvested restricted stock units or restricted Apache common stock at year-end 2016.

(3)	Earnings not included in column (f) of the Director Compensation Table as they are not above-market or preferential earnings.

32	APACHE CORPORATION - 2017 Proxy Statement

Securities Ownership and Principal Holders

The following tables set forth, as of February 28, 2017, the beneficial ownership of (i) each director or nominee for director of the Company, (ii) the principal executive officer, the principal financial officer, and the three other most highly compensated executive officers who served as officers of the Company during 2016, and (iii) all directors and executive officers of the Company as a group. All ownership information is based upon filings made by those persons with the SEC and upon information provided to the Company.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Common Stock, par value $0.625	Annell R. Bay	9,354	(3)	*
	Chansoo Joung	55,214	(3)	*
	George D. Lawrence	61,379	(2)(3)	*
	John E. Lowe	20,723	(3)	*
	William C. Montgomery	30,076	(3)	*
	Amy H. Nelson	12,279	(3)	*
	Rodman D. Patton	60,878	(2)(3)	*
	Charles J. Pitman	50,281	(2)(3)	*
	Daniel W. Rabun	6,479	(3)	*
	Peter A. Ragauss	7,891	(3)	*
	John J. Christmann IV	426,973	(4)(5)(6)(7)	*
	Stephen J. Riney	111,702	(7)	*
	P. Anthony Lannie	218,994	(5)(6)(7)	*
	Timothy J. Sullivan	117,995	(4)(5)(6)(7)	*
	James L. House	133,263	(4)(5)(6)(7)	*
	All directors, nominees, and executive officers as a group (including the above named persons)	1,817,886	(4)(5)(6)(7)	*

*	Represents less than one percent of outstanding shares of common stock.

(1)

All ownership is sole and direct unless otherwise noted. Inclusion of any common shares not owned directly shall not be construed as an admission of beneficial ownership. Fractional shares have been rounded to the nearest whole share.

(2)	Includes vested restricted common shares awarded under the Company’s Equity Compensation Plan for Non-Employee Directors.

(3)

Includes the following common share equivalents related to retainer fees deferred under the Company’s Non-Employee Directors’ Compensation Plan and/or the Company’s Outside Directors’ Deferral Program: Ms. Bay – 9,354; Mr. Joung – 9,929; Mr. Lawrence – 19,902; Mr. Lowe – 13,223; Mr. Montgomery – 9,929; Ms. Nelson – 9,779; Mr. Patton – 30,208; Mr. Pitman – 10,358; Mr. Rabun – 6,479; and Mr. Ragauss – 7,891.

(4)

Includes the following common stock equivalents held through the Company’s Deferred Delivery Plan: Mr. Christmann – 23,031; Mr. Sullivan – 5,444; Mr. House – 3,742; and all executive officers as a group – 49,762.

(5)

Includes the following common shares issuable upon the exercise of outstanding employee stock options which are exercisable within 60 days: Mr. Christmann – 51,393; Mr. Lannie – 77,656; Mr. Sullivan – 25,355; Mr. House – 41,954; and all executive officers as a group – 322,607.

(6)

Includes shares held by the trustee of the Company’s 401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan: Mr. Christmann – 40,804; Mr. Lannie – 11,040; Mr. Sullivan – 12,283; Mr. House – 17,052; and all executive officers as a group – 142,724.

(7)

Includes the following restricted stock units granted under the Company’s 2007 and 2011 Omnibus Equity Compensation Plans and the 2016 Omnibus Compensation Plan: Mr. Christmann – 250,057; Mr. Riney – 90,931; Mr. Lannie – 85,577; Mr. Sullivan – 58,372; Mr. House – 64,061; and all executive officers as a group – 745,541.

APACHE CORPORATION - 2017 Proxy Statement	33

The following table sets forth the only persons known to the Company to be the owners of more than five percent (5%) of the outstanding shares of the Company’s common stock as of December 31, 2016, based on the information available as of February 28, 2017, according to reports filed with the SEC:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock par value $0.625	BlackRock, Inc. 55 East 52nd Street New York, New York 10055	29,525,652 (a)	7.76
Common Stock par value $0.625	Dodge & Cox 555 California Street, 40th Floor San Francisco, California 94104	28,908,995 (b)	7.60
Common Stock par value $0.625	The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	25,692,836 (c)	6.75
Common Stock par value $0.625	State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	19,795,108 (d)	5.20
Common Stock par value $0.625	Davis Selected Advisers, L.P. 2949 East Elvira Road, Suite 101 Tucson, Arizona 85756	19,575,752 (e)	5.15

(a)	Per Schedule 13G/A filed by BlackRock, Inc. on January 19, 2017.
(b)	Per Schedule 13G/A filed by Dodge & Cox on February 14, 2017.
(c)	Per Schedule 13G/A filed by The Vanguard Group on February 9, 2017.
(d)	Per Schedule 13G filed by State Street Corporation on February 9, 2017.
(e)	Per Schedule 13G filed by Davis Selected Advisors on February 14, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers, as well as beneficial owners of ten percent or more of the Company’s common stock, to report their holdings and transactions in the Company’s securities. Based on information furnished to the Company and contained in reports provided pursuant to Section 16(a), as well as written representations that no other reports were required for 2016, the Company’s directors and officers timely filed all reports required by Section 16(a).

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2016, relating to the Company’s equity compensation plans, under which grants of stock options, restricted stock units, and other rights to acquire shares of Apache common stock may be granted from time to time.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Equity compensation plans approved by security holders(1)(5)	12,839,259	84.89 (3)	22,938,018(4)
Equity compensation plans not approved by security holders(2)(5)	151,675	—	574,674
TOTAL	12,990,934	84.89 (3)	23,512,692

34	APACHE CORPORATION - 2017 Proxy Statement

(1)	Includes the Company’s 2005 Stock Option Plan, 2007 Omnibus Equity Compensation Plan, 2011 Omnibus Equity Compensation Plan, and 2016 Omnibus Compensation Plan.

(2)	Includes the Company’s Non-Employee Directors’ Compensation Plan and Deferred Delivery Plan.

The Company’s Deferred Delivery Plan allows officers and certain key employees to defer income from restricted stock units granted under the 2007 Omnibus Equity Compensation Plan, the 2011 Omnibus Equity Compensation Plan, and the 2016 Omnibus Compensation Plan in the form of deferred units. Each deferred unit is equivalent to one share of Apache common stock. Distributions from the plan are made, at the election of the participant, beginning five years from deferral or upon termination of employment.

(3)	Weighted-average exercise price of outstanding stock options; excludes restricted stock units, performance-based stock units, and deferred stock units.

(4)	Available for grant under the 2016 Omnibus Compensation Plan, as of December 31, 2016.

(5)

See Note 12 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2016, for the material features of the 2005 Stock Option Plan, 2007 Omnibus Equity Compensation Plan, 2011 Omnibus Equity Compensation Plan, and 2016 Omnibus Compensation Plan.

Executive Officers of the Company

Biographical information for the executive officers of the Company is set forth below. Biographical information for John J. Christmann IV is set forth above under the caption “Nominees for Election as Directors.”

GRADY L. ABLES, 55, was appointed senior region vice president - North Sea and Canada in June 2016, having been region vice president – Canada region and president of Apache Canada since June 2015, and region vice president – central region since July 2014. Prior to joining the Company in 2007 as drilling manager for joint venture Khalda Petroleum Company in Egypt, his experience included 17 years with Total Fina Elf and its predecessor company.

JAMES L. HOUSE, 55, was appointed senior region vice president – Egypt, Mid-Continent, Gulf Coast, Gulf of Mexico, and International New Ventures on June 1, 2016, having been senior region vice president - Houston region since June 1, 2015. He previously served as the UK region vice president and managing director of Apache North Sea from June 2006 through May 2015, Apache North Sea operations director from October 2005 to June 2006, general manager of joint venture Khalda Petroleum Company, Egypt, from April 2001 to October 2005, general manager of Apache Poland from June 1999 to April 2001, general manager of joint ventures Qarun Petroleum Company and East Beni Suef Petroleum, Egypt, from May 1998 to June 1999 and from October 1997 to May 1998, respectively. Prior to that, he held positions of increasing responsibility as a petroleum engineer since joining the Company in 1991. Previously, Mr. House worked for Amoco Production Company as a petroleum engineer in West Texas, Houston, and New Orleans, Louisiana.

REBECCA A. HOYT, 52, was appointed senior vice president, chief accounting officer, and controller in August 2014, having been vice president, chief accounting officer, and controller since November 2010. She previously served as the Company’s vice president and controller since November 2006, assistant controller since 2003, and held positions of increasing responsibility within the accounting area since joining the Company in 1993. Previously, Ms. Hoyt was an audit manager with Arthur Andersen LLP, an independent public accounting firm, from 1992 to 1993.

P. ANTHONY LANNIE, 62, was appointed executive vice president and general counsel in August 2009, and was interim chief financial officer from October 9, 2014 through March 2, 2015. Mr. Lannie served as senior vice president and general counsel since May 2004, and vice president and general counsel since March 2003. Prior to joining the Company, he was president of Kinder Morgan Power Company, Houston, Texas, from 2000 through February 2003, and president of Coral Energy Canada in 1999. Mr. Lannie was senior vice president and general counsel of Coral Energy, an affiliate of Shell Oil Company and Tejas Gas Corporation, from 1995 through 1999, and of Tejas Gas Corporation from 1994 until its combination with Coral Energy in 1998.

W. KREGG OLSON, 63, was appointed executive vice president - corporate reservoir engineering in August 2009, having been senior vice president - corporate reservoir engineering since September 2007, and vice president - corporate reservoir engineering since January 2004. Prior to that, Mr. Olson served as director of technical services from 1995 through 2003, and held positions of increasing responsibility within corporate reservoir engineering since joining the Company in 1992. Previously, he was associated with Grace Petroleum Corporation.

DOMINIC J. RICOTTA, 52, was appointed senior vice president – human resources in September 2016, having been vice president and associate general counsel since July 2010, and assistant general counsel since May 2007. Prior to joining the Company in 1998, he was a partner in the law firm of Holme, Roberts & Owen LLP.

APACHE CORPORATION - 2017 Proxy Statement	35

STEPHEN J. RINEY, 56, was appointed executive vice president on February 18, 2015, and chief financial officer effective March 3, 2015. Prior to joining the Company, he served as chief financial officer for BP Exploration and Production from July 2012 to January 2015, and global head of mergers and acquisitions for BP plc from January 2007 to June 2012.

TIMOTHY J. SULLIVAN, 61, was appointed executive vice president – operations support effective January 1, 2016, having been senior vice president – operations support since June 2015. In this role, he supports the Company’s CEO in operational strategy, goal setting, capital allocation, market intelligence, and marketing. Previously, he served as region vice president – Canada, and president of Apache Canada from January 2013 through May 2015, reservoir engineering manager for the Central region from January 1997 to January 2013, and senior reservoir engineer from 1986 through 1996. Prior to joining the Company, Mr. Sullivan worked in various engineering roles for Cotton Petroleum Corporation and Texaco Inc.

36	APACHE CORPORATION - 2017 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (CD&A) section describes the compensation program for our Named Executive Officers (NEOs). Our current NEOs, who also served in 2016, are:

Name	Title
John J. Christmann IV	Chief Executive Officer and President
Stephen J. Riney	Executive Vice President and Chief Financial Officer
P. Anthony Lannie	Executive Vice President and General Counsel
Timothy J. Sullivan	Executive Vice President – Operations Support
James L. House	Senior Region Vice President – Egypt, Mid-Continent, Gulf Coast, Gulf of Mexico, and International New Ventures

Changes among Apache’s executive team in 2016 included:

▶

The appointment of Mr. Sullivan to Executive Vice President – Operations Support on January 1, 2016. He previously served as Senior Vice President – Operations Support and the Canada region vice president and president of Apache Canada Ltd.

▶

The appointment of Mr. House to Senior Region Vice President – Egypt, Mid-Continent, Gulf Coast, Gulf of Mexico, and International New Ventures on June 1, 2016. He previously served as Senior Region Vice President – Houston Region and the UK region vice president and managing director of Apache North Sea.

Shareholder Outreach

At our 2016 Annual Meeting, our say-on-pay proposal received support from 96 percent of our shareholders who voted on the proposal. Though the Board is encouraged that a vast majority of our shareholders supported our compensation program design, it sought to understand and address any significant areas of shareholder concern.

Accordingly, we engaged with the majority of our shareholders in 2016. Over the course of the year, our engagement team conducted 61 in-person meetings with our shareholders, including in-person meetings with 15 of our top 25 shareholders representing 54 percent of Apache’s shares outstanding in aggregate. Some of the engagements included our independent directors, as gathering and incorporating shareholder feedback is a Board priority. A key objective of these engagement sessions was to solicit shareholder feedback on strengthening our compensation program. Subsequently, that feedback was relayed directly to the Board, which considered it while evaluating opportunities to further enhance our executive compensation program for 2016.

What We Heard	Change Implemented

•      Shareholders expressed concern with the inclusion of management objectives in the calculation of our annual incentive plan due to added complexity and lack of transparency.

•      Several shareholders expressed concern with the rigor of the Health, Safety, Security, and Environmental operational goal component of the annual cash incentive bonus, as it was set to internal benchmarking.

•      We removed the management objectives from the annual bonus plan calculation for 2016.

•      We set Apache’s 2016 health and safety goals based on the top quartile, three-year average performance of industry peers.

We firmly believe that the changes that have been made to our compensation program are responsive to shareholder concerns and that our compensation program effectively aligns executive compensation with the key drivers of long-term growth and economic value creation for our shareholders.

APACHE CORPORATION - 2017 Proxy Statement	37

2016 Compensation Highlights

▶

We continued an effort begun in 2013 to comprehensively review and modify Apache’s executive compensation programs to ensure that they support our pay-for-performance philosophy, align executives’ interests with those of our shareholders, and attract, motivate, and retain exceptional executive talent. Accordingly, the following changes were made to our executive compensation programs for 2016:

•	Discontinued the use of management objectives from the 2016 annual bonus calculation to remove complexities in the annual cash incentive bonus and to incorporate feedback from our shareholders;

•	Decreased annual target bonuses for the majority of executives to more closely align with the market effective January 1, 2016;

•	Decreased the annual target equity awards for nearly all employees, with the most significant reductions occurring at the executive level;

•	Adjusted the executive equity mix to include a portfolio of equity vehicles: performance shares, restricted stock units, and stock options;

•	Modified the portion of performance-based equity awards granted to the CEO; and

•	Adjusted the payout scale of the performance share program to further align with peers.

▶	We froze NEO salaries in 2016 as part of Apache’s continued effort to reduce capital, overhead, and operating costs to live within our means; and

▶

The MD&C Committee accepted management’s recommendation of a 172 percent annual cash incentive bonus pool, which was between the 142 percent to 182 percent range actually achieved, due to outstanding achievement of the Company’s goals for 2016.

Pay Best Practices

Our compensation best practices include:

▶

Significant Performance-Based Pay: 52 percent and 48 percent of the ongoing pay mix for our CEO and current NEOs is variable and performance-based, respectively. In aggregate, 50 percent of the target compensation for our CEO and other NEOs for 2016 is variable and performance-based.

▶	Long-term vesting: Our equity-based pay vehicles have multi-year vesting periods to reward long-term performance and deter inappropriate risk taking.

▶	Multiple Performance Measures: We use multiple metrics to evaluate Company performance, covering both short-term and long-term performance objectives.

▶

Stock Ownership Requirements: We have stock ownership requirements for our directors and officers; our CEO must hold six-times base salary in stock; all officers and directors have hold-until-retirement or termination requirements in addition to their multiple-of-pay holding requirements. All our NEOs comply with, and own shares sufficient to meet, these ownership requirements.

▶	No Repricing: Our stock options cannot be repriced, reset, or exchanged for cash if under water without shareholder approval.

▶

Anti-Pledging and Hedging Policies: We prohibit our directors and executive officers from (i) holding Apache securities in a margin account or pledging any Apache securities as collateral for a loan, and (ii) entering into any hedge or other transaction in Apache securities that limits the risk of ownership of Apache common stock or stock options.

▶

Double Trigger Change in Control Provisions: We have a formal policy of requiring a double trigger to receive cash severance and to receive accelerated vesting of equity awards upon a change in control.

▶

Clawback: Each equity award is conditioned on repayment or forfeiture as required by existing law, including the Sarbanes-Oxley Act of 2002 and Dodd-Frank Wall Street Reform and Consumer Protection Act. In addition, under our Executive Compensation Clawback Policy, each executive officer’s incentive award is subject to repayment or such other means of recovery (or a combination thereof) as the Board determines appropriate in the event of a material negative restatement as the result of fraud, intentional misconduct, or gross negligence by such executive officer.

38	APACHE CORPORATION - 2017 Proxy Statement

▶	Minimum Vesting: Our 2016 Omnibus Compensation Plan requires three-year minimum vesting (in full) of equity awards to employees (including our executive officers).

▶	No Employment Contracts: All of our employees, including our NEOs, are employed “at will,” with no employment contracts.

▶	Executive Termination Policy: We implemented a policy that standardizes executive separation terms and minimizes the risk of excessive payouts.

APACHE CORPORATION - 2017 Proxy Statement	39

CD&A Overview

Who We Are

Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, and the United Kingdom (UK) North Sea. We also are conducting exploratory activities in two blocks offshore Suriname. In 2016, we operated an average of 17 rigs worldwide and drilled 200 gross operated wells, 126 of which were North American onshore.

40	APACHE CORPORATION - 2017 Proxy Statement

Our operating regions include:

▶	North America, which is comprised of the Permian (including Alpine High in the Delaware Basin), MidContinent/Gulf Coast, Canada onshore regions, and the Gulf of Mexico offshore region:

APACHE CORPORATION - 2017 Proxy Statement	41

▶	Egypt:

▶ Offshore UK in the North Sea:	▶ Blocks 53 and 58 in offshore Suriname:

2016 Business Highlights – Strategic Transformation

In 2016, Apache continued to successfully navigate a challenging commodity price environment in the oil and gas industry by improving capital efficiency and delivering cost reductions. We also progressed Apache’s strategic transformation from growth through acquisition and exploitation to our current focus on organic growth. Apache’s strategy for value creation comprises:

▶	Operational Flexibility:

•	Strategic objective to live within cash flow

•	Diverse inventory of short, intermediate, and long-cycle projects

•	Dynamic planning and centralized capital allocation process

42	APACHE CORPORATION - 2017 Proxy Statement

▶	Growth from Unconventional North America:

•	Extensive economic inventory anchored by Permian Basin

•	Visible long-term production and cash flow growth

•	Ability to find and develop new plays organically

▶	Cash Flow from International and Conventional North American Assets:

•	Sustainable production and free cash flow through step-out exploration and development

•	Legacy onshore North American production base with low decline rates and significant free cash flow

▶	Strong Financial Position:

•	Manageable debt level with minimal near-term maturities

•	Approximately $4.9 billion liquidity

•	Strong cash margins per barrel of oil equivalent

▶	Capital Allocation:

•	Active management of Apache’s portfolio

•	Allocation of capital for the long-term using fully burdened rates of return

We demonstrated our strategic focus on organic growth and strong technical capabilities with our significant Alpine High discovery in the Delaware Basin. After more than two years of extensive geologic and geophysical work, methodical acreage accumulation, and strategic testing and delineation drilling, Apache confirmed the discovery in 2016. Apache’s Alpine High acreage totals approximately 320,000 net acres at year-end 2016 in the southern portion of the Delaware Basin, primarily in Reeves County, Texas. Apache estimates significant hydrocarbons in place on its acreage position, which includes numerous identified future drilling locations in the Barnett and Woodford formations. We also believe there is significant potential in the shallower Pennsylvanian, Bone Springs, and Wolfcamp formations.

Our deliberate focus on strategic testing during the downturn in the oil and gas industry also significantly improved results in Apache’s other Permian Basin plays. Apache’s economic drilling inventory in the Permian Basin is more extensive than at any other time in its history and should continue to grow as we further delineate our vast acreage position in the basin.

APACHE CORPORATION - 2017 Proxy Statement	43

Apache’s transformation can also be seen in its shareholder returns. Our absolute shareholder returns were 46 percent for 2016, positioning us in the top quartile among our oil and gas peers on a relative basis. Highlights of our operational, strategic, and financial achievements are provided below:

2016 BUSINESS HIGHLIGHTS

The Board and management will continue to take steps to position Apache for future success in the current commodity price environment and continue our transition to becoming the premier exploration and production company with global assets focused on North American growth anchored by the Permian Basin.

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Chief Executive Officer Compensation and Total Shareholder Return

The compensation structure for our chief executive officer and president is specifically designed so that a large portion of his compensation directly aligns his interests with those of our shareholders.

▶	70 percent of Mr. Christmann’s 2016 compensation was long-term and equity-based, the ultimate value of which is related directly to common stock performance.

▶	88 percent of his 2016 total compensation was variable, the value of which is determined by a combination of company, individual, and stock price performance.

Mr. Christmann was appointed to his position on January 20, 2015. Under his leadership, we have adhered to our core principles of portfolio balance, financial prudence, and rate of return focus. This approach has resulted in competitive, long-term returns to our shareholders as illustrated by the graph below, which compares Apache’s total shareholder return to the average total shareholder return of our compensation peer group during his tenure as chief executive officer.

Since the end of 2014, Apache has been the most consistent performer among our peers with a TSR rank of 4th in 2015 and 3rd in 2016. Apache is also one of three peer companies who has had positive two-year returns.

Our Approach to Pay

Our approach to compensation takes into account external market and internal parity concerns as well as recruitment, retention, and long-term performance goals, which drive shareholder value.

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Our Compensation Philosophy

Our executive compensation philosophy is to design compensation programs that:

✓	Attract, retain, and reward top talent;

✓	Align our executives’ interests with those of our shareholders by paying for performance; and

✓

Provide a substantial portion of our compensation in long-term equity-based compensation to reward performance over the long-term and align the compensation of our top executives with the shareholder experience.

Peer Groups and Data

Peer group data contributes to our external market parity, recruitment, retention, and performance analysis. To assemble the right peer group, our MD&C Committee uses eight criteria, ranked in the following order:

▶	Industry: companies with our 6-digit GICS code (101020 – Oil, Gas and Consumable Fuels)

▶	Market Capitalization: companies +/-2.5x Apache’s market cap

▶	Revenues: companies +/-2.5x Apache’s revenues

▶	Assets: companies +/-2.5x Apache’s assets

▶	United States headquarters

▶	Compete with Apache for talent

▶	List Apache as a peer in their 2016 proxy statement

▶	List a peer of Apache as a peer in their 2016 proxy statement

In July 2016, two additional criteria were introduced for the MD&C Committee’s review in their peer group evaluation:

▶	Considered an Apache peer by Institutional Shareholder Services

▶	Considered an Apache peer by Glass Lewis

Of the 11 peer companies Apache used in 2015, seven met all criteria and the remaining four met at least five of the criteria. Based on this, the MD&C Committee decided to keep the same peer group for 2016:

Anadarko Petroleum Corporation

Chesapeake Energy Corporation

ConocoPhillips

Devon Energy Corporation

EOG Resources, Inc.

Hess Corporation

Marathon Oil Company

Murphy Oil Corporation

Noble Energy, Inc.

Occidental Petroleum Corporation

Pioneer Natural Resources Company

We also relied on this peer group for the relative TSR measurement within our 2016 Performance Share program.

In addition to the data gathered from the peers above, we use (i) the most recent compensation data provided by our Consultant (defined below), (ii) industry size-based surveys, and (iii) our own labor market data.

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Elements of the 2016 Compensation Program

Base Salary

Our ability to recruit and retain executive talent depends on setting competitive base salaries. We begin with an analysis of base pay relative to the market. We make adjustments based on vertical variables such as pay parity relative to other officers and internal accountability. We review base salaries annually as a whole and individually every 12 months, unless circumstances require otherwise. For non-CEO NEO salaries, we solicit CEO input. Base salaries for all NEOs were frozen throughout 2016.

Named Executive Officer	2016 Earnings ($)	January 1, 2016 Salary ($)	December 31, 2016 Salary ($)
John J. Christmann IV	1,100,000	1,100,000	1,100,000
Stephen J. Riney	675,000	675,000	675,000
P. Anthony Lannie	675,000	675,000	675,000
Timothy J. Sullivan	625,000	625,000	625,000
James L. House	600,000	600,000	600,000

As the result of organizational changes that occurred in 2016, two executives took on broader roles: (i) Timothy J. Sullivan was promoted to Executive Vice President – Operations Support on January 1, 2016, and (ii) James L. House’s responsibilities over the Houston region were expanded to include Egypt, Mid-Continent, Gulf Coast, Gulf of Mexico, and International New Ventures on June 1, 2016.

Annual Cash Incentive Bonus

Our annual cash incentive plan is designed to motivate and reward executives for achieving key business objectives that continue to drive Apache’s success and generate returns for our shareholders. We set annual cash incentive bonus targets hierarchically starting with a multiple of base salary. Actual annual bonus payouts are based on our achievement of a variety of operational and strategic objectives (“the corporate performance element”), each officer’s individual achievement (“the individual performance element”), and any needed exceptional adjustments. Largely driven by industry conditions, market data presented in late 2015 indicated we were above market for some executive roles. To address this and adhere to our compensation philosophy, target bonuses were decreased for many of our executives effective January 1, 2016.

Corporate Performance Element

Our corporate objectives represent our key operational and strategic goals for the year, weighted 50 percent and 40 percent, respectively. The operational goals include the fundamental aspects of our business aimed to focus employee efforts on increasing production and reserves in a safe and environmentally responsible manner, while prudently managing costs. The strategic goals include a list of specific objectives designed to support the execution of our plan for the particular year and to set up the Company for future growth.

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For 2016, we introduced a one-year relative TSR measure to incorporate a quantifiable measure of the value we returned to shareholders over the year, weighted 10 percent. Points attributed to each goal range from 50 percent at threshold, 100 percent at target, and 200 percent at maximum, with interpolation for results between these ranges. The maximum of the range was extended from 150 percent to 200 percent for 2016 in an effort to better align with peer practices. No points are awarded for achievement below threshold. Based on the combined results of the operational, strategic, and relative TSR goals, the MD&C Committee determines an achievement factor to generate a pool.

2016 Corporate Objectives and Goal Rationale

▶

Production of 443 Thousand Barrels of Oil Equivalent/Day (MBOED): Production is one of the key drivers of value in our business. This measure is included in our annual cash incentive plan to ensure executives are focused on protecting and delivering base production and executing the drilling program with maximum efficiency and a high well success rate.

▶

Replace 32 Percent of 2016 Production through Exploration and Development Adds: This metric ensures efforts to replenish our reserve base continue to remain strong through excellence in exploration and well development while being conscious of our capital budget.

▶

Maximize Cash Flow per Barrel Sold through Cost Management: A per-unit cash flow metric ensures maximum profitability from production operations through management of costs that are within our control. Cash Flow per Barrel is impacted by lease operating expenses and general and administrative expenses.

▶	Achieve a Before Tax Rate of Return on 2016 Drilling Program of 12 Percent: A return metric rewards the efficiency of capital allocation to profitable drilling activities.

▶

Health, Safety, Security, and Environmental: Apache is committed to ensuring it provides a safe workplace and instilling a culture of safety and environmental responsibility at every level of our organization. Programs such as our “Aim for Zero” initiative seek to empower our employees to maintain a sustainable culture where everyone returns home safely at the end of the day and conducts business with minimal impact to the environment.

▶

Strategic Goals: In addition to safe, efficient, and profitable operations, management was also tasked with a number of important strategic goals to ensure we remain on track for future growth. Each strategic objective was chosen because it represents an important component of competitive advantage for Apache.

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How our Targets are Established

Targets are set at the beginning of the year based on our “Plan”, or expectations for the year. We use a bottom-up approach to develop our Plan, based on cost estimates submitted from each region and department. Because we operate in a commodity price-driven business, our Plan year-over-year is adjusted to adapt to our strategy in the given environment. Our strategy for 2016 was to maintain cash flow neutrality, drive our cost structure down, and focus on returns. To execute on this strategy, our targets were set aggressively as follows:

▶

Production, reserve replacement, and rate of return on drilling program targets were set at or above Plan to align with our capital budget and focus on projects that were economic in the depressed price environment.

▶

Lease Operating Expense (LOE) and General and Administrative (G&A) per Barrels of Oil Equivalent (BOE) targets were established at Plan for 2016, based on adjusted production. This was a change from 2015, where GAAP production was used. Because of this, the targets for 2016 appear higher relative to 2015 when actual absolute cost targets in 2016 were set significantly lower.

▶	We raised the bar on our Health, Safety, Security, and Environmental measures by establishing each target at the top quartile of our industry peers.

2016 Annual Cash Incentive Bonus Achievement

In 2016, the results of our corporate objectives yielded the following results:

Corporate Objectives – 2016 Corporate Goals	Weighting	Result	Achievement	Total Points
Operational Goals
1. Production of 443 Thousand Barrels of Oil Equivalent/Day (MBOED)	10%	449 MBOED	Between target and maximum	12
2. Replace 32% of 2016 Production through Exploration and Development Adds	10%	64%	Above maximum	20
3. Maximize Cash Flow per Barrel Sold through Cost Management:	10%
• $10.75 LOE per BOE		$9.07	Above maximum	10
• $4.32 G&A per BOE (Gross G&A Spend/BOE)		$3.89	Above maximum	10
4. Achieve a Before Tax Rate of Return on 2016 Drilling Program of 12% (threshold of 7%)	10%	37.9%	Above maximum	20
5. Health, Safety, Security, and Environmental:	10%
• Total Workforce Recordable Incident Rate (TRIR) of less than 0.73		.52	Above maximum	7
• Total Workforce Days-Away-Restricted-Time Rate (DART) of less than 0.35		.27	Between target and maximum	5
• Vehicle Incident Rate (VIR) of less than 0.94		1.41	Slightly below threshold	0
Strategic Goals
The strategic goals for 2016 were set to continue to shift the focus of Apache’s portfolio to North America and consisted of various objectives such as:	40%		All strategic goals achieved at or above target*	70
• Achieve exploration success by finding and validating a commercial discovery with future development potential of 100 MBOE
• Consistently meet or exceed the quarterly guidance for production, capex, and LOE
• Consolidate, build, and expand our quality of prospects, which will deliver high rates of return on a fully burdened economic basis
• Utilize the integrated planning model to allocate capital to drive value and improve returns

•    Create greater transparency to, and deepen understanding of, our asset portfolio through efforts such as webcasts, tours, highlights during earnings calls, and annual report coverage, with the goal of improving recognized value as reflected in our share price

• Align succession planning process with talent development and training initiatives
• Achieve cash flow neutrality for 2016
Relative One-Year TSR
• Maximum: 1st & 2nd place; Target: 6th place; Threshold: 9th place, in 1-through-12 ranking versus peers	10%	3rd	Between target and maximum	18
Total Corporate Goal Achievement	100%			172

* We achieved the strategic goals as follows: (i) announced Alpine High discovery on September 7, 2016, (ii) met guidance for production and capex and exceeded guidance for LOE, (iii) identified 4.9 Billion BOE of risked inventory, of which 3.2 Billion BOE is economic at $50 per barrel flat pricing, generating 434 rig years of activity, (iv) utilized the integrated planning model, which includes a portfolio review, a

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five-year plan, and a 24-month detail plan for 2017/2018, to allocate capital into strategic plays (with the intent of increasing short- or long-term returns), (v) participated in 22 investor conferences, conducted 10 non-transaction roadshows, hosted or attended 20 Houston bus tours, and presented at the Barclays Energy CEO conference on September 7, 2016, (vi) identified leadership successors and talent pool, developed leadership and management training tracks, and transitioned employees into development roles with succession plan in mind, and (vii) achieved cash flow neutrality for 2016 by managing working capital to provide a source of cash and successfully executed on several small non-core asset sales.

The total 2016 achievement of the corporate performance element ranged from 142 percent to 182 percent due to variability in the attainment of the strategic objective component. The MD&C Committee accepted management’s recommendation of a 172 percent annual cash incentive bonus pool due to outstanding company performance in 2016.

Individual Performance Element

Using the corporate objectives as a foundation, the MD&C Committee receives input from the CEO for officers other than the CEO, and assesses the bonus numbers against market conditions. Where needed, the MD&C Committee further tailors annual cash incentive bonuses to the responsibilities and performance of each executive, the executive’s impact on 2016 results, and internal alignment. Our CEO evaluates region officers based on these same criteria, plus region goals and performance as part of those officers’ bonus assessments.

Annual Incentive Bonuses Awarded for 2016

The CEO’s annual bonus is determined by the MD&C Committee and recommended to the Board for approval. The MD&C Committee accepted the CEO’s recommendation with respect to annual bonuses for the other NEOs. The bonuses awarded to the NEOs for 2016 were:

Name	2016 Target Bonus (%)	2016 Target Bonus ($)	2016 Annual Cash Incentive Bonus ($)	Bonus as Percent of Target (%)
John J. Christmann IV	130	1,430,000	2,459,600	172
Stephen J. Riney	100	675,000	1,161,000	172
P. Anthony Lannie	80	540,000	916,000	170
Timothy J. Sullivan	80	500,000	825,000	165
James L. House	75	450,000	740,000	164

Long-Term Compensation

We make long-term, equity-based compensation available to substantially all of our employees to promote a company-wide ethic of ownership and entrepreneurialism. Consistent with adjustments made to annual bonus targets, the 2016 target long-term compensation values were also reduced for the majority of the executive team to further align with the market. The market data reviewed indicated 49 percent of the average equity value granted to peer CEOs was performance-based, and for executives below the CEO, was less than 40 percent. The data also highlighted that stock options were being awarded by 64 percent of our peers.

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To maintain competitiveness with our peers and to include an appropriate balance of equity vehicles in our long-term compensation program, we adopted a portfolio approach to our awards for 2016 utilizing performance shares, restricted stock units, and stock options. For the CEO and EVP levels, the 2016 long-term compensation awards were based 50 percent in performance shares, 35 percent in restricted stock units, and 15 percent in options. For the other NEOs, this mix consisted of 50 percent in performance shares, 40 percent in restricted stock units, and 10 percent in options.

Performance Shares

The performance share program was designed to align executive pay with achievement of operational and financial metrics that are the most impactful to the shareholders. Our plan incorporates both relative and absolute metrics to provide a more comprehensive and balanced evaluation of our long-term business performance. Performance shares target a percentage of base salary; are tied to our performance over three-year periods; and vest (if achievement warrants and the executive remains employed by the Company) 50 percent at the end of the three-year performance period, with the remaining 50 percent vesting one year later. The shares are subject to similar double-trigger requirements as our other change-in-control provisions. The shares are based on three different measures of performance:

Performance Shares

Relative TSR	50%	▶ Measured relative to our 11 peer companies over a rolling three-year period ▶ No payout for bottom quartile performance ▶ Maximum performance payout is 2.0x the target award

Cash Flow from Operations	25%

▶ Evaluated annually during a three-year performance period against performance targets set at the beginning of the year

▶ Average performance over the three-year period is measured as a percentage above or below target

▶ Threshold payout of 50 percent achieved at 10 percent below the target and the maximum payout of 200 percent is achieved at 10 percent above target

Reserve Adds per Debt Adjusted Share	25%

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These awards are eligible for dividend equivalents that accumulate during the performance period (if dividends are declared and paid by the Company during such period), subject to the resulting performance multiple. Dividends will be paid following the end of the performance period based on the same vesting schedule as the underlying awards if a payout is warranted, or forfeited if the underlying awards are forfeited. The performance shares have a cap at target payout (one-times payout) in the event absolute TSR for Apache is negative over the performance period, notwithstanding the relative performance of the shares.

As of December 31, 2016, year-one overall results would have resulted in a 200 percent payout under the 2016 Performance Share program had it been vested. As of December 31, 2016, year-two overall results under the 2015 Performance Share program, which is similar to the 2016 program, would have resulted in a 100 percent payout had it been vested.

Relative TSR (50 Percent)

To maintain our focus on total shareholder return, half of the measure of performance for the 2016 Performance Share program is based on relative TSR performance. Our TSR performance is measured relative to our 11 peer companies over a rolling three-year period. For 2016, the relative TSR ranking scale was adjusted to further align with our peers, nearly all of which have a maximum of at least 2.0 times target:

TSR Rank	1	2	3	4	5	6	7	8	9	10	11	12
Payout	2.0	2.0	1.75	1.5	1.25	1.0	.80	.60	.40	0.0	0.0	0.0

There is no payout for being in the bottom quartile. As of December 31, 2016 and using the average per share closing price for the month of December immediately preceding the beginning and end of the performance period to calculate the beginning and end prices, Apache ranked 2nd in its peer group for the year-one results of the TSR portion of the 2016 Performance Share program, which would have resulted in a 200 percent payout.

Cash Flow from Operations and Reserve Adds per Debt Adjusted Share (25 percent each)

To provide a balance between market-based measures of performance and internal financial and operational measures, Cash Flow from Operations and Reserve Adds per Debt Adjusted Share were retained in the 2016 Performance Share program. After an extensive analysis of performance measures, it was determined that the combination of these metrics most closely contributed to generating returns. These metrics are evaluated annually during a three-year performance period against respective performance targets determined at the beginning of each year. Average performance over the three-year period is measured as a percentage above or below target. The threshold payout of 50 percent is achieved at 10 percent below target, and the maximum payout of 200 percent is achieved at 10 percent above target. While we recognize that using a three-year average of annual periods for a long-term compensation program is uncommon, this structure allows us the ability to set more accurate targets in the current commodity price environment. This is not intended to be a long-term solution, but until prices stabilize, we feel this program design provides a more precise measure of performance of these two metrics throughout the performance period.

As of December 31, 2016, year-one results of the 2016 Performance Share program for Cash Flow from Operations and Reserve Adds per Debt Adjusted Share were $2,300 MM and .33, respectively, both exceeding their respective targets of $1,500 MM and .14.

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Restricted Stock Units

Our employees, including our NEOs, also receive RSUs. Generally, the RSUs are granted to substantially all employees based on a target percentage of base salary. Awards vest ratably over three years. Grantees receive one share of common stock for each RSU that vests.

The number and value of the performance shares and RSUs we granted to our NEOs in 2016 are shown in the following chart:

Name	Performance Shares		RSUs
	(#)	Value* ($)	(#)	Value* ($)
John J. Christmann IV	122,708	4,195,387	86,368	3,789,474
Stephen J. Riney	38,782	1,325,957	29,771	1,354,712
P. Anthony Lannie	32,318	1,104,952	35,367	1,731,832
Timothy J. Sullivan	29,924	1,023,102	23,488	1,078,083
James L. House	27,086	926,070	23,930	1,091,932

* Values shown reflect the amounts in the Grants of Plan-Based Awards table. Note that the targeted grant date values of long-term compensation and the actual grant date values shown in these tables vary somewhat due to the prospective nature of targets. The amounts that will be realized by the NEOs from these awards may differ substantially from the grant date values.

Included in these values are the one-time “team of teams” special award of RSUs made to all of our employees, including the NEOs, on December 30, 2016. The Board approved the “team of teams” special award to thank employees for their significant effort in 2016 and to recognize that an excellent foundation has been laid for future growth. The “team of teams” special award vests in full at the end of three years (subject to continued employment) and was capped at 50 percent of base salary.

Stock Options

For 2016, we adjusted the executive equity portfolio to include stock options. Generally, our stock options are granted to our executives based on a target percentage of base salary. Awards become exercisable ratably over three years and expire 10 years after grant. Stock options cannot be repriced, reset, or exchanged for cash if underwater without shareholder approval.

The number and value of stock options we granted to our NEOs in 2016 are shown in the following chart:

Name	(#)	Value* ($)
John J. Christmann IV	129,624	1,345,497
Stephen J. Riney	40,968	425,248
P. Anthony Lannie	34,140	354,373
Timothy J. Sullivan	31,611	328,122
James L. House	19,075	197,999

* Values shown reflect the amounts in the Grants of Plan-Based Awards table. Note that the targeted grant date values of long-term compensation and the actual grant date values shown in these tables vary somewhat due to the prospective nature of targets. The amounts that will be realized by the NEOs from these awards may differ substantially from the grant date values.

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Benefits

Our named executive officers receive the standard benefits received by all employees including: group health (medical, dental, pharmacy, and vision), group life, accidental death and dismemberment, business travel accident, disability plans, defined contribution retirement plans (a Money Purchase Retirement Plan and a 401(k) Savings Plan), and vacation.

General Executive Policies

As part of their total compensation, our named executive officers are eligible for additional benefits that are designed to maintain market competitiveness. These include a comprehensive annual physical examination, an individual cash-value-based variable universal life insurance policy of two times base salary, an enhanced individual long-term disability policy for 75 percent of eligible earnings, and continued Apache and employee tax deferred contributions to a non-qualified retirement/savings plan once limits are reached in qualified retirement plans.

Use of Property

Our operations are spread around the globe, including in locations that present a variety of physical and geo-political risks. For both business efficiency and security reasons, we require the chief executive officer to use Apache’s aircraft for all air travel, unless good business judgment would require otherwise.

More details on the above benefits are presented under “All Other Compensation” following the “Summary Compensation Table.”

Compensation Decisions With Respect to 2017

Annually in December, the MD&C Committee receives executive compensation benchmarking data from our independent compensation consultant, Longnecker & Associates (the “Consultant”), to ensure market alignment with our peers. After review of this information in 2016, and in an effort to continually refine our compensation programs, the MD&C Committee made the following changes for 2017:

Base Salary

In the MD&C Committee’s review of executive base salaries in December 2016, two NEOs received the following increases:

Named Executive Officer	December 31, 2016 Salary ($)	January 1, 2017 Salary ($)
John J. Christmann IV	1,100,000	1,300,000
Stephen J. Riney	675,000	725,000

This was the first increase that Mr. Christmann received since his appointment to chief executive officer and president in January 2015. These changes position both Mr. Christmann and Mr. Riney between the 50th and 75th percentile of the market data provided by the Consultant.

2017 Annual Bonus Structure

To better align with our strategy for 2017, we made the following three structural modifications to our annual incentive plan:

▶

Expanded our Health, Safety, Security, and Environmental goals to include a comprehensive qualitative assessment of both leading and lagging measures to drive excellence in facets of HSSE beyond safety.

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▶

Removed the annual relative TSR measure (weighted 10 percent) from the plan to avoid overlap with our long-term program. While relative TSR is an important consideration in the Company’s overall evaluation of performance, we determined that it is more appropriately used exclusively as a long-term measure.

▶	Refined our reserve replacement goal to focus on both quantity (as a percent of production) and quality (Finding & Development cost/BOED) of reserves.

Long-Term Compensation Awards in 2017

The 2017 Performance Share program utilizes the same three metrics as the 2016 Performance Share program:

▶	Relative Total Shareholder Return (weighted 50 percent)

▶	Cash Flow from Operations (weighted 25 percent)

▶	Reserve Adds per Debt Adjusted share (weighted 25 percent)

For the relative TSR portion of the program, the same 11 peer companies will be utilized for comparison as well as the TSR ranking scale:

TSR Rank	1	2	3	4	5	6	7	8	9	10	11	12
Payout	2.0	2.0	1.75	1.5	1.25	1.0	.80	.60	.40	0.0	0.0	0.0

These awards are eligible for dividend equivalents that accumulate during the performance period (if dividends are declared and paid by the Company during such period), subject to the resulting performance multiple. Dividends will be paid in cash following the end of the performance period, based on the same vesting schedule as the underlying awards if a payout is warranted, or forfeited if the underlying awards are forfeited.

The shares will vest 50 percent at the end of the three-year performance period, with the remaining 50 percent vesting one year later.

Decision-Making Process

Role of the Board of Directors

Executive compensation decision making is a core Board responsibility. The independent members of the Board review, modify as needed, and approve the MD&C Committee’s recommendations for the CEO’s total compensation. The entire Board is responsible for this same process in establishing the other NEOs’ compensation.

Role of the Management Development and Compensation Committee

The MD&C Committee, which met six times in 2016, assesses the effectiveness of our compensation programs. Its key responsibilities are to:

▶

Review our goals and objectives, evaluate performance in light of such goals, and recommend the CEO’s compensation to the Board for approval by the independent directors. This review is handled in independent sessions.

▶	Make recommendations to the Board concerning the base salary, incentive, and equity-based compensation plans for executive officers other than the CEO.

▶	Review and recommend to the Board broad-based, long-term compensation programs for executive and non-executive employees.

▶	Ensure compensation does not incentivize excessive risk.

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▶	Review and discuss with management CEO and management succession planning and management development.

▶	Administer our equity-based compensation plans and approve, award, and administer grants under the same, including certification of performance goals and their achievement.

▶	Make recommendations to the Board regarding our equity-based compensation plans.

▶	Prepare a summary of the grants and awards made under our equity-based compensation plans and programs for the MD&C Committee for use in our proxy statement.

▶	Address any other duties or responsibilities expressly delegated to the MD&C Committee by the Board relating to our equity-based compensation plans and programs.

Each of the MD&C Committee’s four members meets the independence requirements of the New York Stock Exchange and the NASDAQ listing standards. Each member of the MD&C Committee is also an outside director within the meaning of Section 162(m) of the Internal Revenue Code. The MD&C Committee’s charter is available on our website.

Role of the Compensation Consultant

The Board has authorized the MD&C Committee to retain an independent compensation consultant. The MD&C Committee engaged the Consultant on November 10, 2016, replacing Meridian Compensation Partners, to provide independent compensation advice and data. The Consultant annually assesses our compensation program’s potential for risk and its competitiveness relative to our peers. The Consultant received de minimis compensation for limited advisory services provided with respect to broad-based compensation in 2016.

Each year the MD&C Committee reviews the independence of the Consultant and obtains written certification that the Consultant complies with its own independence rules. The MD&C Committee determined that each of the Consultant and Meridian Compensation Partners was independent during 2016.

Role of Management

In addition to the use of the Consultant, the MD&C Committee receives compensation recommendations and evaluations of the executive group from the CEO. The MD&C Committee, along with each of the independent directors, is authorized by the Board to obtain information from, and work directly with, any employee in fulfilling its responsibilities. Our senior vice president of human resources prepares materials for the CEO and the MD&C Committee for the exercise of their distinct, but interrelated, compensation responsibilities. The MD&C Committee also utilizes the data provided by the Consultant, including recommendations for the associated compensation values derived from their reports. The MD&C Committee carefully considers the recommendations of the CEO, management, and the Consultant to reach final determinations in order to recommend actions to the Board.

Risk Considerations in Our Compensation Programs

The MD&C Committee does not believe our compensation programs encourage inappropriate risk taking. The MD&C Committee, with assistance from the Consultant, arrived at this conclusion for the following reasons:

▶

Our employees receive both fixed and variable compensation. The fixed portion provides a steady income regardless of the Company’s stock performance. This allows executives to focus on the Company’s business without an excessive focus on the Company’s stock price performance.

▶	The goals and objectives for the annual cash incentive bonus are set to avoid overweighting any single factor that, if not achieved, would result in the loss of a large percentage of compensation.

▶	Our equity awards for executives generally vest over three to five-year periods, which discourages short-term risk taking. Our substantial equity holding requirements extend these time frames further.

▶	Our equity ownership requirements encourage a long-term perspective by our executives.

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▶	Our equity compensation plan provides that our executives’ unvested long-term equity compensation is forfeited upon voluntary termination.

▶	Our incentive programs have been in place for many years, and we have seen no evidence that they encourage excessive risk taking.

▶	Essentially all of our employees participate in our equity-based compensation programs, regardless of business unit, which encourages consistent behavior across the Company.

Tax Legislation Related to Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any tax year commencing on or after January 1, 1994, for the compensation paid or accrued to its chief executive officer and three highest compensated officers (other than the principal executive officer or the principal financial officer). The MD&C Committee periodically reviews our compensation plans based upon these regulations to determine what further actions or changes, if any, would be appropriate.

Our 2005 Stock Option Plan, 2007 Omnibus Equity Compensation Plan, 2011 Omnibus Equity Compensation Plan, and 2016 Omnibus Compensation Plan were approved by our shareholders and grants made under such plans qualify as “performance-based” under the regulations. Our existing annual cash incentive compensation plan and special achievement bonuses do not meet the requirements of the regulations, as the shareholder approvals necessary for exemption were not sought. However, these plans operate similarly to prior or other existing plans and are designed to reward the contribution and performance of employees and to provide a meaningful incentive for achieving Apache’s goals, which in turn enhances shareholder value. No further grants can be made under the 2005 Stock Option Plan, 2007 Omnibus Equity Compensation Plan, or 2011 Omnibus Equity Compensation Plan. While the MD&C Committee cannot predict how our compensation policies may be further affected by this limitation, it is anticipated that executive compensation paid or accrued pursuant to our compensation plans that have not met the requirements of the regulations will not result in any material loss of tax deductions in the foreseeable future.

Internal Revenue Code section 409A requires “nonqualified deferred compensation plans” to meet requirements in order to avoid acceleration of the recipient’s federal income taxation of the deferred compensation. The Internal Revenue Service issued final regulations in April 2007 regarding the application of Section 409A, which were generally effective January 1, 2009. Prior to effectiveness, companies were expected to comply in “good faith” with the statute, taking note of the interim guidance issued by the Internal Revenue Service. We amended several of our benefit plans in order for them to be exempt from Section 409A, while we continue to provide benefits through several plans that remain subject to Section 409A. The terms of these plans were amended before January  1, 2009, as necessary, and are intended to meet the requirements of the final regulations.

Management Development and Compensation Committee Report

The Management Development and Compensation Committee of the Board of Directors of Apache Corporation reviewed and discussed with management the Compensation Discussion and Analysis set forth above, and based upon such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

March 10, 2017	Members of the Management Development and Compensation Committee
William C. Montgomery, Chairman
Annell R. Bay
Charles J. Pitman
Daniel W. Rabun

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Summary Compensation Table

The table below summarizes the compensation for the individuals listed below for all services rendered to the Company and its subsidiaries during fiscal years 2016, 2015, and 2014. The persons included in this table are the Company’s principal executive officer, principal financial officer, and the three other most highly compensated executive officers (the “NEOs”) who served as executive officers of the Company during 2016.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus(1) ($) (d)	Stock Awards(2) ($) (e)	Option Awards(2) ($) (f)	Non-Equity Incentive Plan Compensation(3) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($) (h)	All Other Compensation(5) ($) (i)	Total ($) (j)
John J. Christmann IV Chief Executive Officer and President	2016	1,100,000	—	7,984,860	1,345,497	2,459,600	—	526,239	13,416,196
	2015	1,081,551	—	12,059,310	—	1,659,100	—	339,870	15,139,831
	2014	725,000	—	3,633,341	—	625,000	—	368,775	5,352,116
Stephen J. Riney Executive Vice President and Chief Financial Officer	2016	675,000	—	2,680,668	425,248	1,161,000	—	225,497	5,167,413
	2015	578,437	500,000	4,254,669	—	750,000	—	104,883	6,187,989
	2014	—	—	—	—	—	—	—	—
P. Anthony Lannie Executive Vice President and General Counsel	2016	675,000	—	2,836,784	354,373	916,000	—	208,147	4,990,304
	2015	675,000	—	2,713,954	—	700,000	—	190,647	4,279,601
	2014	665,625	—	2,661,844	—	575,000	—	203,596	4,106,065
Timothy J. Sullivan(6) Executive Vice President, Operations Support	2016	625,000	—	2,101,185	328,122	825,000	—	382,978	4,262,285
	2015	464,584	—	1,590,149	—	550,000	—	1,197,119	3,801,852
	2014	—	—	—	—	—	—	—	—
James L. House(7) Senior Region Vice President, Egypt, Mid-Con, Gulf Coast, GOM, and New Ventures	2016	600,000	—	2,018,003	197,999	740,000	—	705,814	4,261,816
	2015	529,167	—	1,804,051	—	550,000	—	1,918,415	4,801,633
	2014	—	—	—	—	—	—	—	—

(1)

With the exception of Mr. Riney in 2015, the NEOs were not entitled to receive payments that would be characterized as bonus payments. Mr. Riney received a one-time payment in connection with joining the Company in 2015. See footnote (3) for payments under the Company’s incentive compensation plan.

(2)

Value of restricted stock unit and stock option awards made during the fiscal year based upon aggregate grant date fair value, determined in accordance with applicable FASB ASC Topic 718. The discussion of the assumptions used in calculating the aggregate grant date fair value of the RSU awards can be found in the footnotes to the Grants of Plan Based Awards Table below and in Note 12 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2016. For stock options, the estimated fair value is based upon principles of the Black-Scholes option pricing model. The Black-Scholes model utilizes numerous arbitrary assumptions about financial variables such as interest rates, stock price volatility, and future dividend yield. The value of the restricted stock unit and stock option awards is expensed ratably over the term of the award.

(3)

Amounts reflected under column (g) are paid pursuant to the Company’s incentive compensation plan as described under “Annual Cash Incentive Bonus” in the Compensation Discussion and Analysis. Amounts shown reflect bonus at target.

(4)	Earnings from the Non-Qualified Deferred Compensation Table are not included as they are not above-market or preferential earnings.

(5)	For additional information on All Other Compensation, see discussion, table, and footnotes below.

(6)	Mr. Sullivan was appointed executive vice president, operations support, effective January 1, 2016.

(7)	Mr. House was appointed senior region vice president — Egypt, Mid-Continent, Gulf Coast, Gulf of Mexico, and International New Ventures effective June 1, 2016.

58	APACHE CORPORATION - 2017 Proxy Statement

All Other Compensation

Officers participate in two qualified retirement plans. The 401(k) Savings Plan provides a match up to the first eight percent of base pay and incentive bonus, and the Money Purchase Retirement Plan provides an annual six percent Company contribution. Additionally, officers can elect to participate in the Non-Qualified Retirement/Savings Plan to defer beyond the limits in the 401(k) Savings Plan and continue Company contributions which exceed the limits in the qualified plans. The investment choices mirror those in the 401(k) Savings Plan and the Money Purchase Retirement Plan. The Deferred Delivery Plan allows officers the ability to defer income in the form of deferred units from the vesting of restricted stock units under the Company’s 2007 Omnibus Equity Compensation Plan, 2011 Omnibus Equity Compensation Plan, and 2016 Omnibus Compensation Plan. The contributions into both non-qualified plans are reported in the Non-Qualified Deferred Compensation Table. The Company does not have a defined benefit plan for U.S. employees.

Apache provides U.S. employees with two times their base salary under group term life insurance. Executives receive the first $50,000 of coverage under the same group term life insurance plan, and the remaining amount to bring them up to two times salary is provided in the form of whole life insurance policies.

During 2016, the Board required John J. Christmann IV to use the Company’s aircraft for all air travel for security reasons and to facilitate efficient business travel, unless good business judgment required otherwise. Even though the Company considers these costs a necessary business expense rather than a perquisite for Mr. Christmann, in line with SEC guidance, the following table includes the amounts attributable to each Named Executive Officer’s personal aircraft usage. Executives are not reimbursed for the taxes on the income attributable to the personal use of corporate aircraft. The methodology for the valuation of non-integral use of corporate aircraft for disclosure in the Summary Compensation Table, in compliance with SEC guidance, calculates the incremental cost to the Company for personal use of the aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; crew travel expenses; on-board catering; trip-related flight planning services; landing, parking, and hangar fees; supplies; passenger ground transportation; and other variable costs. Additionally, the value of trips attributable to philanthropic interests was included, even though they are seen as contributing to the goodwill of the Company. In addition, Standard Industry Fare Level tables, published by the Internal Revenue Service, are used to determine the amount of compensation income that is imputed to the executive for tax purposes for personal use of corporate aircraft.

In addition to the benefits for which all employees are eligible, the Company also covers the cost of an annual physical and the full cost of enhanced long-term disability coverage for executive officers.

The Company provides various forms of compensation related to expatriate assignment that differ according to location and term of assignment, including: foreign service premium, foreign assignment tax equalization, location pay, housing and utilities, home leave and travel, goods and services allowance, relocation expense, and tax return and visa preparation. These items have been reflected in the following table under Foreign Assignment Allowances for the amounts that pertain to Mr. House and Mr. Sullivan. Mr. House, as region vice president-North Sea, resided in Scotland from June 2006 to June 2015, and Mr. Sullivan, as region vice president-Canada, resided in Canada from January 2013 to June 2015.

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The following table provides a detailed breakdown of the amounts for fiscal years 2016, 2015, and 2014 under “All Other Compensation” in the Summary Compensation Table:

Name	Year	Company Contributions Retirement Plans ($)	Company Contributions Non-Qualified Plans ($)	Life Insurance Premiums ($)	Use of Company Property ($)		Enhanced Long-Term Disability Coverage & Annual Physicals ($)	Dividend Equivalents on Unvested Restricted Stock Units ($)	Foreign Assignment Allowances ($)		Domestic Relocation Allowance and Expenses ($)		Total ($)
John J. Christmann IV	2016	35,000	351,274	56,791	62,795	(a)	15,879	4,500	—		—		526,239
	2015	33,900	205,017	53,765	23,809	(a)	15,879	7,500	—		—		339,870
	2014	33,100	144,742	448	—		12,441	9,900	—		168,144	(d)	368,775
Stephen J. Riney	2016	35,000	164,500	9,399	2,444	(a)	14,154	—	—		—		225,497
	2015	35,000	45,981	8,700	—		15,202	—	—		—		104,883
	2014	—	—	—	—		—	—	—		—		—
P. Anthony Lannie	2016	35,000	157,500	421	—		15,226	—	—		—		208,147
	2015	35,000	140,000	421	—		15,226	—	—		—		190,647
	2014	34,500	149,688	415	—		15,193	3,800	—		—		203,596
Timothy J. Sullivan	2016	35,000	129,500	10,084	—		15,182	—	193,212	(b) (c)	—		382,978
	2015	35,000	74,317	7,199	—		7,849	—	1,072,754	(b) (c)	—		1,197,119
	2014	—	—	—	—		—	—	—		—		—
James L. House	2016	35,000	126,000	379	—		15,164	2,250	527,021	(b) (c)	—		705,814
	2015	35,000	91,408	340	—		11,012	3,750	1,776,905	(b) (c)	—		1,918,415
	2014	—	—	—	—		—	—	—		—		—

(a)	These amounts for 2016 and 2015 are for use of corporate aircraft.

(b)

Executives assigned to foreign countries typically incur a change in their overall tax liability because most of the components of assignment compensation that are provided in addition to base salary are taxable in the United States and in the foreign country. Therefore, the Company’s expatriate assignment policy provides that it will be responsible for any additional foreign or U.S. taxes due as a direct result of the international assignment and the executive remains financially responsible for the tax which he/she would have incurred if he/she had continued to live and work in the United States. Pursuant to this policy, the Company withheld from each of Mr. Sullivan’s and Mr. House’s compensation an amount equivalent to the taxes that would have been due had he remained in the United States. Those funds were used to help pay taxes due in the United States and in Canada (Mr. Sullivan) or Scotland (Mr. House) during the period of his foreign assignment. The Company paid taxes due in excess of Mr. Sullivan’s and Mr. House’s withholding that were incurred as a result of their foreign assignments.

(c)	The 2016 amount (House) includes $529,253 for tax equalization, $2,982 for housing and utilities, and $750 for tax return preparation.

The 2016 amount (Sullivan) includes $192,462 for tax equalization and $750 for tax return preparation. The 2015 amount (House) includes $1,330,993 for tax equalization, $139,037 in relocation allowance, $119,914 for housing and utilities, $77,686 for home leave and travel expenses, $45,208 in foreign service premium, $44,746 for goods and services allowance, $9,478 for car allowance, $9,093 for dependent tuition, and $750 for tax return preparation.

The 2015 amount (Sullivan) includes $882,198 for tax equalization, $60,758 for housing and utilities, $56,333 in relocation allowance and expenses, $41,875 in foreign service premium, $26,795 for goods and services allowance, $4,045 for car allowance, and $750 for tax return preparation.

(d)	This amount for 2014 includes $70,536 for relocation allowance and $97,608 for relocation expenses.

60	APACHE CORPORATION - 2017 Proxy Statement

Grants of Plan Based Awards Table

The table below provides supplemental information relating to the Company’s grants of restricted stock units and stock options during fiscal year 2016 to the Named Executive Officers. There were no stock appreciation rights granted during fiscal year 2016. Also included, in accordance with SEC rules on disclosure of executive compensation, is information relating to the estimated grant date fair value of the grants. Neither the values reflected in the table nor the assumptions utilized in arriving at the values should be considered indicative of future stock performance.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3) (i)	All Other Option Awards: Number of Securities Underlying Options (#)(4) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(4) (l)
		Threshold ($) (c)	Target ($) (d)		Maximum ($) (e)		Threshold (#) (f)	Target (#)(2) (g)	Maximum (#) (h)
John J. Christmann IV		—	1,430,000	(1)	2,860,000	(1)	—	—	—	—	—	—	—
	01/07/2016	—	—		—		0	122,708	245,416	—	—	—	4,195,387
	02/03/2016	—	—		—		—	—	—	76,127	—	—	3,139,477
	02/03/2016	—	—		—		—	—	—	—	129,624	41.24	1,345,497
	12/30/2016	—	—		—		—	—	—	10,241	—	—	649,996
Stephen J. Riney		—	675,000	(1)	1,350,000	(1)	—	—	—	—	—	—	—
	01/07/2016	—	—		—		0	38,782	77,564	—	—	—	1,325,957
	02/03/2016	—	—		—		—	—	—	24,060	—	—	992,234
	02/03/2016	—	—		—		—	—	—	—	40,968	41.24	425,248
	12/30/2016	—	—		—		—	—	—	5,711	—	—	362,477
P. Anthony Lannie		—	540,000	(1)	1,080,000	(1)	—	—	—	—	—	—	—
	01/07/2016	—	—		—		0	32,318	64,636	—	—	—	1,104,952
	02/03/2016	—	—		—		—	—	—	20,050	—	—	826,862
	02/03/2016	—	—		—		—	—	—	—	34,140	41.24	354,373
	09/14/2016	—	—		—		—	—	—	10,000	—	—	567,500
	12/30/2016	—	—		—		—	—	—	5,317	—	—	337,470
Timothy J. Sullivan		—	500,000	(1)	1,000,000	(1)	—	—	—	—	—	—	—
	01/07/2016	—	—		—		0	29,924	59,848	—	—	—	1,023,102
	02/03/2016	—	—		—		—	—	—	18,565	—	—	765,621
	02/03/2016	—	—		—		—	—	—	—	31,611	41.24	328,122
	12/30/2016	—	—		—		—	—	—	4,923	—	—	312,463
James L. House		—	450,000	(1)	900,000	(1)	—	—	—	—	—	—	—
	01/07/2016	—	—		—		0	27,086	54,172	—	—	—	926,070
	02/03/2016	—	—		—		—	—	—	19,204	—	—	791,973
	02/03/2016	—	—		—		—	—	—	—	19,075	41.24	197,999
	12/30/2016	—	—		—		—	—	—	4,726	—	—	299,959

(1)

Reflects estimated possible payouts under the Company’s annual incentive compensation plan. The estimated amounts are calculated based on the applicable annual bonus target and base salary earnings for each NEO in effect for the 2016 measurement period. The maximum payout under the plan is 200 percent of target. The Company’s annual incentive compensation plan does not contain thresholds. Actual incentive bonus awards granted for 2016 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	For the grants made on January 7, 2016, the number of RSUs granted is shown as the target number, while the maximum number assumes a multiple of 2.0. The threshold level shown is zero.

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On January 7, 2016, pursuant to the 2011 Omnibus Equity Compensation Plan, the Company established the 2016 Business Performance Program Specifications for corporate and regional executives and key employees who were employed on or before December 31, 2015. These employees, including the executives named in the Summary Compensation Table, were granted the right to receive RSUs, the number of which will be determined based on the Company’s achievement of three different measures of performance:

-	Total shareholder return (“TSR”) as compared to a peer group of 11 companies (weighted 50%) – discussed below.

-

Cash flow from operations and reserves added per debt adjusted share (weighted 25% each) – evaluated annually during the performance period against respective performance targets determined at the beginning of each year, with performance measured as a percentage above or below target. The threshold payout is established with achievement ten percent below target, and the maximum payout is set at achievement ten percent above target.

At the conclusion of the three-year performance period, which began on January 1, 2016, and will end on December 31, 2018, a calculation of the Company’s achievement of the performance measures will be made and the resulting percentage achievement will be applied to the target shares to derive the number of shares awarded. If achievement warrants, vesting will begin on January 1, 2019, with 50 percent of the adjusted number of RSUs vesting immediately and 50 percent vesting as of January 1, 2020. Employees must be employed during the entire performance period and on the date of vesting.

For the TSR performance measure, at the conclusion of the three-year performance period, the Company’s performance will be directly ranked within the peer group. If the Company’s TSR ranks from 1 to 9, this will result in the application of a single multiplier to 50% of the target number of RSUs as follows:

TSR Rank	1	2	3	4	5	6	7	8	9	10	11	12
Payout	2.0	2.0	1.75	1.5	1.25	1.0	.80	.60	.40	0.0	0.0	0.0

However, if the Company ranks 10 – 12, there will be no achievement for this portion of the award. Also, the RSU grant will be capped at target payout (1.0) in the event absolute TSR for Apache is negative over the performance period, regardless of the percentage achieved.

TSR is determined by dividing (i) the sum of the cumulative amount of a company’s dividends for the performance period (assuming same-day reinvestment into the company’s common stock on the ex-dividend date) and the share price of the company at the end of the performance period minus the share price at the beginning of the performance period by (ii) the share price at the beginning of the performance period.

(3)

This column reflects the number of RSUs granted under the terms of the 2011 Omnibus Equity Compensation Plan and the 2016 Omnibus Compensation Plan. The grant date fair value of these awards, calculated in accordance with FAS 123R, is based on a closing price of the Company’s common stock on the date of grant. Except as discussed below, the RSUs are generally non-transferable and no dividends are paid on such units until vested. The RSUs vest ratably over three years except for the RSUs granted on September 14, 2016, and December 30, 2016, which vest at the end of the three year period.

The 2011 Omnibus Equity Compensation Plan and the 2016 Omnibus Compensation Plan are administered by the MD&C Committee of the Company’s Board of Directors. RSUs granted under the 2011 Omnibus Equity Compensation Plan and the 2016 Omnibus Compensation Plan are subject to appropriate adjustment in the event of reorganization, stock split, stock dividend, combination of shares, merger, consolidation, or other recapitalization of the Company. Upon both a change of control of the Company and termination of employment, all outstanding RSUs become automatically vested as of the date of such change of control. A change of control occurs when a person, partnership, or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company’s outstanding voting securities. A change of control shall not occur if, prior to the acquisition of more than 20 percent of the Company’s voting securities, such persons, partnerships, or corporations are solicited to do so by the Company’s Board of Directors.

(4)

This column sets forth the number of shares of the Company’s common stock subject to options granted under the terms of the 2011 Omnibus Equity Compensation Plan. For stock options, the estimated fair value is based upon principles of the Black-Scholes option pricing model. The Black-Scholes model utilizes numerous arbitrary assumptions about financial variables such as interest rates, stock price volatility, and future dividend yield.

62	APACHE CORPORATION - 2017 Proxy Statement

The options granted under the terms of the 2011 Omnibus Equity Compensation Plan are generally nontransferable and become exercisable ratably over three years. The options were granted for a term of ten years, subject to earlier termination in specific circumstances related to termination of employment, and are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The exercise price and any withholding tax requirements may be paid by cash and/or delivery or attestation of already-owned shares of the Company’s common stock. The 2011 Omnibus Equity Compensation Plan is administered by the MD&C Committee of the Company’s Board of Directors.

Options granted under the 2011 Omnibus Equity Compensation Plan are subject to appropriate adjustment in the event of reorganization, stock split, stock dividend, combination of shares, merger, consolidation, or other recapitalization of the Company. Upon both a change of control of the Company and termination of employment, all outstanding options become automatically vested so as to make all such options fully vested and exercisable as of the date of such change of control. A change of control occurs when a person, partnership, or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company’s outstanding voting securities. A change of control shall not occur if, prior to the acquisition of more than 20 percent of the Company’s voting securities, such persons, partnerships, or corporations are solicited to do so by the Company’s Board of Directors.

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Outstanding Equity Awards at Fiscal Year-End Table

The table below provides supplemental information relating to the stock-based awards held by the NEOs as of December 31, 2016:

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($) (j)
John J. Christmann IV	3,900	—		—	74.10	05/02/2017	3,000	(7)	190,410	6,498	(3)	412,428	(3)
	2,417	—		—	135.83	05/07/2018	2,195	(2)	139,317	1,449	(4)	91,968	(4)
	3,200	—		—	82.55	05/06/2019	11,200	(6)	710,864	4,897	(8)	310,813	(8)
	5,357	—		—	99.30	05/05/2020	9,686	(5)	614,770	80,268	(9)	5,094,610	(9)
	5,230	—		—	126.61	05/04/2021	37,500	(10)	2,380,125	125,100	(16)	7,940,097	(16)
	11,704	—		—	82.63	05/22/2022	41,136	(11)	2,610,902
	19,585	6,529	(2)	—	80.89	05/16/2023	76,127	(15)	4,831,781
	—	129,624	(14)	—	41.24	02/03/2026	10,241	(21)	649,996
Stephen J. Riney	—	—		—	—	—	14,904	(11)	945,957	39,538	(16)	2,509,477	(16)
	—	—		—	—	—	36,000	(12)	2,284,920
	—	—		—	—	—	24,060	(15)	1,527,088
	—	40,968	(14)	—	41.24	02/03/2026	5,711	(21)	362,477
P. Anthony Lannie	2,500	—		—	74.10	05/02/2017	2,867	(2)	181,968	5,151	(3)	326,934	(3)
	6,417	—		—	135.83	05/07/2018	7,678	(5)	487,323	2,082	(4)	132,145	(4)
	5,600	—		—	82.55	05/06/2019	15,477	(11)	982,325	3,882	(8)	246,391	(8)
	10,463	—		—	99.30	05/05/2020	20,050	(15)	1,272,574	21,140	(9)	1,341,756	(9)
	8,836	—		—	126.61	05/04/2021	10,000	(20)	634,700	32,948	(16)	2,091,210	(16)
	18,258	—		—	82.63	05/22/2022	5,317	(21)	337,470
	25,582	8,528	(2)	—	80.89	05/16/2023
	—	34,140	(14)	—	41.24	02/03/2026
Timothy J. Sullivan	3,200	—		—	74.10	05/02/2017	2,000	(13)	126,940	2,162	(3)	137,222	(3)
	1,370	—		—	82.55	05/06/2019	1,596	(2)	101,298	846	(4)	53,696	(4)
	2,089	—		—	99.30	05/05/2020	4,275	(5)	271,334	2,869	(8)	182,095	(8)
	1,851	—		—	126.61	05/04/2021	10,032	(11)	636,731	11,092	(9)	704,009	(9)
	2,601	—		—	82.63	05/22/2022	18,565	(15)	1,178,321	30,508	(16)	1,936,343	(16)
	14,244	4,748	(2)	—	80.89	05/16/2023	4,923	(21)	312,463
	—	31,611	(14)	—	41.24	02/03/2026
James L. House	2,167	—		—	135.83	05/07/2018	1,500	(7)	95,205	3,585	(3)	227,540	(3)
	5,189	—		—	99.30	05/05/2020	1,995	(2)	126,623	1,449	(4)	91,968	(4)
	5,089	—		—	126.61	05/04/2021	5,344	(5)	339,184	2,702	(8)	171,496	(8)
	11,704	—		—	82.63	05/22/2022	11,035	(11)	700,391	13,049	(9)	828,220	(9)
	17,805	5,935	(2)	—	80.89	05/16/2023	19,204	(15)	1,218,878	27,614	(16)	1,752,661	(16)
	—	19,075	(14)	—	41.24	02/03/2026	4,726	(21)	299,959

(1)	Based on the per share closing price of the Company’s common stock of $63.47 on December 30, 2016.

(2)	Vests on 05/16/2017.

(3)	Final amount based on the Company’s business performance results from 01/01/2014 — 12/31/2014; vests 12/31/2017.

(4)	Final amount based on the Company’s total shareholder return from 01/01/2013 — 12/31/2015; vests 12/31/2017.

(5)	Vests ratably on 05/13/2017 and 05/13/2018.

(6)	Vests ratably on 11/11/2017 and 11/11/2018.

64	APACHE CORPORATION - 2017 Proxy Statement

(7)	Vests on 05/22/2017.

(8)	Final amount based on the Company’s total shareholder return from 01/01/2014 — 12/31/2016; 50% vested as of 12/31/2016 and 50% vests as of 12/31/2017.

(9)

Amount that vests will be based on the Company’s total shareholder return and business performance from 01/01/2015 — 12/31/2017; no payout unless vesting occurs. As of December 31, 2016, two-year results would have resulted in a 100% payout under the 2015 Performance Share Program had it been vested.

(10)	Vests ratably on 02/18/2017, 02/18/2018, and 02/18/2019.

(11)	Vests ratably on 06/15/2017 and 06/15/2018.

(12)	Vests ratably on 02/18/2017, 02/18/2018, 02/18/2019, and 02/18/2020.

(13)	Vests ratably on 02/05/2017 and 02/05/2018.

(14)	Vests ratably on 02/03/2017, 02/03/2018, and 02/03/2019.

(15)	Vests ratably on 03/01/2017, 02/03/2018, and 02/03/2019.

(16)

Amount that vests will be based on the Company’s total shareholder return and business performance from 01/01/2016 — 12/31/2018; no payout unless vesting occurs. As of December 31, 2016, one-year results would have resulted in a 200% payout under the 2016 Performance Share Program had it been vested.

(17)	Vests on 01/09/2017.

(18)	Vests on 05/13/2017.

(19)	Vests ratably on 07/15/2017, 07/15/2018, and 07/15/2019.

(20)	Vests on 10/01/2019.

(21)	Vests on 01/01/2020.

Option Exercises and Stock Vested Table

The table below provides supplemental information relating to the value realized upon the exercise of stock options and upon the vesting of restricted stock units and conditional grants during fiscal year 2016 for each NEO:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#)(1) (d)	Value Realized on Vesting ($)(1) (e)
John J. Christmann IV	—	—	62,651(2)	3,398,048(2)
Stephen J. Riney	—	—	16,451	769,828
P. Anthony Lannie	—	—	27,280	1,602,904
Timothy J. Sullivan	—	—	15,866(3)	910,759(4)
James L. House	—	—	20,522(4)	1,203,229(3)
(1)	Reflects restricted stock units vested under the terms of the 2007 Omnibus Equity Compensation Plan and the 2011 Omnibus Equity Compensation Plan.
(2)	For Mr. Christmann, includes compensation of $824,113 that was deferred under the terms of Apache’s Deferred Delivery Plan related to the vesting of 16,533 restricted stock units.
(3)	For Mr. Sullivan, includes compensation of $39,050 that was deferred under the terms of Apache’s Deferred Delivery Plan related to the vesting of 1,000 restricted stock units.
(4)	For Mr. House, includes compensation of $51,399 that was deferred under the terms of Apache’s Deferred Delivery Plan related to the vesting of 900 restricted stock units.

APACHE CORPORATION - 2017 Proxy Statement	65

Non-Qualified Deferred Compensation Table

The table below provides supplemental information relating to compensation deferred during fiscal year 2016 under the terms of the Non-Qualified Retirement/Savings Plan and/or the Deferred Delivery Plan by the NEOs:

Name (a)		Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)			Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
John J. Christmann IV	(1)	295,910	351,274	558,931	(3	)(4)	0	2,413,404
	(2)	824,113	0	9,862	(4)		0	1,060,241
Stephen J. Riney	(1)	90,000	164,500	23,137	(3	)(4)	0	274,148
	(2)	0	0	0			0	0
P. Anthony Lannie	(1)	86,000	157,500	176,416	(3	)(4)	0	1,319,484
	(2)	0	0	0			0	0
Timothy J. Sullivan	(1)	182,354	129,500	140,114	(3	)(4)	0	2,001,420
	(2)	39,050	0	4,126	(4)		0	280,770
James L. House	(1)	68,000	126,000	219,289	(3	)(4)	0	708,285
	(2)	51,399	0	3,237	(4)		0	236,434
(1)

Non-Qualified Retirement/Savings Plan — see discussion under “All Other Compensation” above. The amounts in column (b) are also included in the Summary Compensation Table under Salary and Non-Equity Incentive Plan Compensation, as appropriate, for 2016. The amounts in column (c) are also included in the Summary Compensation Table under All Other Compensation for 2016. The amounts in column (f) were previously reported in prior Summary Compensation Tables as follows: Mr. Christmann — $1,365,779; Mr. Riney — ($3,444); Mr. Lannie — $1,351,615; Mr. Sullivan — $1,378,845; and Mr. House — $492,359.

(2)

Deferred Delivery Plan — see discussion under “All Other Compensation” above and footnote (2) to the table under “Equity Compensation Plan Information” above, as well as under footnotes (2), (3), and (4) to the table under “Option Exercises and Stock Vested Table.” The amounts in column (b) are not included in the Summary Compensation Table for 2016. No amounts in column (f) were previously reported in prior Summary Compensation Tables.

(3)

Includes unrealized gains in the Non-Qualified Retirement/Savings Plan as follows: Mr. Christmann — $524,403; Mr. Riney — $13,040; Mr. Lannie — $233,926; Mr. Sullivan — $108,557; and Mr. House — $209,766.

(4)	Earnings not included in column (h) of the Summary Compensation Table as they are not above-market or preferential earnings.

66	APACHE CORPORATION - 2017 Proxy Statement

Potential Payments Upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to Named Executive Officers of the Company in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each Named Executive Officer in each situation is listed in the following table for fiscal year 2016, assuming termination had occurred on December 31, 2016. All equity awards have been valued as of December 31, 2016.

Name	Retirement or Voluntary Termination (4) ($)	For Cause Termination ($)	Termination without Cause (5) ($)	Change in Control Termination (6) ($)	Death ($)
John J. Christmann IV
Cash Benefits	0	0	3,630,000	10,678,800	0
Benefits Continuation
Health	0	0	21,512	42,018	0
Life	0	0	0	112,368	0
Unvested & Accelerated
Restricted Stock Units (1)	0	0	7,114,742	25,946,458	24,004,276
Stock Options	0	0	871,286	2,881,542	2,881,542
TOTAL	0	0	11,637,540	39,661,186	26,885,818
Stephen J. Riney
Cash Benefits	0	0	1,856,250	3,672,000	0
Benefits Continuation
Health	0	0	1,256	2,442	0
Life	0	0	0	18,052	0
Unvested & Accelerated
Restricted Stock Units (2)	0	0	4,331,422	10,349,924	8,636,234
Stock Options	0	0	275,372	910,719	910,719
TOTAL	0	0	6,464,300	14,953,137	9,546,953
P. Anthony Lannie
Cash Benefits	0	0	1,721,250	3,182,000	0
Benefits Continuation
Health	0	0	14,573	28,464	0
Life	0	0	0	96	0
Unvested & Accelerated
Restricted Stock Units	0	0	2,474,476	8,026,465	8,026,465
Stock Options	0	0	229,477	758,932	758,932
TOTAL	0	0	4,439,776	11,995,957	8,785,397
Timothy J. Sullivan
Cash Benefits	0	0	1,593,750	2,900,000	0
Benefits Continuation
Health	0	0	14,573	28,464	0
Life	0	0	0	19,477	0
Unvested & Accelerated
Restricted Stock Units	0	0	1,666,234	5,632,697	5,632,697
Stock Options	0	0	212,478	702,713	702,713
TOTAL	0	0	3,487,035	9,283,351	6,335,410

APACHE CORPORATION - 2017 Proxy Statement	67

Name	Retirement or Voluntary Termination (4) ($)	For Cause Termination ($)	Termination without Cause (5) ($)	Change in Control Termination (6) ($)	Death ($)
James L. House
Cash Benefits	0	0	1,350,000	2,680,000	0
Benefits Continuation
Health	0	0	21,512	42,018	0
Life	0	0	0	96	0
Unvested & Accelerated
Restricted Stock Units (3)	0	0	1,863,101	5,845,144	5,845,144
Stock Options	0	0	128,209	424,037	424,037
TOTAL	0	0	3,362,822	8,991,295	6,269,181
(1)

On February 18, 2015, Mr. Christmann was granted a promotional award of 50,000 restricted stock units. The restricted stock units vested 12,500 on March 1, 2016, 12,500 on February 18, 2017, and the remaining 25,000 will vest ratably on February 18, 2018 and February 18, 2019. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and 7,500 out of each 12,500 shares will not be eligible for sale by Mr. Christmann until such time as he retires or terminates employment with the Company. On November 11, 2013, Mr. Christmann was granted 28,000 restricted stock units. The restricted stock units vested 5,600 on December 1, 2014, 5,600 on November 11, 2015, 5,600 on November 11, 2016, and the remaining 11,200 will vest ratably on November 11, 2017, and November 11, 2018. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and 3,360 out of each 5,600 shares will not be eligible for sale by Mr. Christmann until such time as he retires or terminates employment with the Company. On May 22, 2012, Mr. Christmann was granted 15,000 restricted stock units. The restricted stock units vested 3,000 on July 1, 2013, 3,000 on May 22, 2014, 3,000 on May 22, 2015, 3,000 on May 22, 2016, and the remaining 3,000 will vest on May 22, 2017. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and 1,800 out of each 3,000 shares will not be eligible for sale by Mr. Christmann until such time as he retires or terminates employment with the Company. If Mr. Christmann is terminated by the Company without cause and not by reason of becoming disabled or if he terminates employment for good reason, then all restricted stock units shall vest and the above restrictions shall lapse.

(2)

On February 18, 2015, Mr. Riney was granted 45,000 restricted stock units. The restricted stock units vested 9,000 on March 1, 2016, 9,000 on February 18, 2017, and the remaining 27,000 will vest ratably on February 18, 2018, February 18, 2019, and February 18, 2020. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and 5,400 out of each 9,000 shares will not be eligible for sale by Mr. Riney until such time as he retires or terminates employment with the Company. If Mr. Riney is terminated by the Company without cause and not by reason of becoming disabled or if he terminates employment for good reason, then all restricted stock units shall vest and the above restrictions shall lapse.

(3)

On May 22, 2012, Mr. House was granted 7,500 restricted stock units. The restricted stock units vested 1,500 on July 1, 2013, 1,500 on May 22, 2014, 1,500 on May 22, 2015, 1,500 on May 22, 2016 and the remaining 3,000 will vest on May 22, 2017. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and 900 out of each 1,500 shares will not be eligible for sale by Mr. House until such time as he retires or terminates employment with the Company. If Mr. House is terminated by the Company without cause and not by reason of becoming disabled or if he terminates employment for good reason, then all restricted stock units shall vest and the above restrictions shall lapse.

(4)

Effective for awards granted on or after January 2014, employees 65 years of age with at least 15 years of recognized continuous service with the Company are eligible to receive continued vesting of their equity awards upon retirement. The employee must provide the Company with a minimum written notification three months in advance of the retirement date. A non-compete and non-disparagement agreement must also be executed by the retiring employee in order to qualify for continued vesting of equity post-retirement. None of the current NEOs meet the age and service requirements to qualify for continued vesting of awards beyond retirement.

(5)	Reflects amounts in accordance with the Executive Termination Policy effective on February 18, 2015.

(6)

In addition to the foregoing, the Company has established an income continuance plan. The plan provides that all officers of the Company, including the Named Executive Officers, and all employees who have either reached the age of 40, served the Company for more than ten years, or have been designated for participation based upon special

68	APACHE CORPORATION - 2017 Proxy Statement

skills or experience, will receive monthly payments approximating their monthly income and continued health and life benefits from the Company for up to two years, if their employment is terminated as a result of a “change in control” of the Company (as defined in the plan). In this event, continued health benefit premiums would be paid so that the after-tax income would equal what it would have if the amount of the coverage were withheld on a pre-tax basis.

Payments Made Upon Death or Disability

In addition to the benefits listed in the preceding table, payments will also be made under the Company’s life insurance plan in the event of death for the officers listed above. In the event of disability, these executive officers would benefit under the Company’s disability insurance plan.

Compensation Committee Interlocks and Insider Participation

During 2016, William C. Montgomery, Annell R. Bay, Charles J. Pitman, and Daniel W. Rabun served on the MD&C Committee of the Company’s Board of Directors.

No executive officer of the Company serves, or in the past year has served, as (i) a member of the compensation (or similar) committee or on the board of directors of another entity, one of whose executive officers served on the Company’s MD&C Committee or as a member of the Company’s Board of Directors. During fiscal year 2016, no member of the MD&C Committee (i) was an officer or employee of the Company, (ii) was formerly an officer of the Company, or (iii) had any business relationship or conducted any business with the Company other than as an independent director of the Company. The Board evaluated each member’s independence under the independence standards promulgated by NYSE and NASDAQ for compensation committees and determined that each member was independent for purposes of serving on the Company’s MD&C Committee.

Certain Business Relationships and Transactions

The Company’s Board of Directors has adopted a Code of Business Conduct, which was last revised in July 2016. The Code of Business Conduct prohibits conflicts of interest between any director, officer, or employee and the Company. The Code of Business Conduct requires directors, officers, and employees to inform the Company of any transaction that involves related parties and that may give rise to a conflict of interest. Pursuant to its charter, the CG&N Committee reviews related party transactions on an ongoing basis to prevent conflicts of interest. The CG&N Committee reviews a transaction in light of the affiliations of the director, officer, or employee and the affiliations of such person’s immediate family. Transactions are presented to the CG&N Committee for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If the CG&N Committee finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. The CG&N Committee approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company. The determination of the CG&N Committee is documented in the Committee’s minutes. The Board of Directors reviews transactions to determine whether a transaction impairs the independence of a director and such determination is documented in the Board’s minutes. The Code of Business Conduct and the CG&N Committee charter are available on the Company’s website (www.apachecorp.com).

APACHE CORPORATION - 2017 Proxy Statement	69

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL NO. 8)

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm (the “independent auditors”), to audit the Company’s financial statements for fiscal year 2017. Ernst & Young LLP served as the Company’s independent auditors for fiscal year 2016 and reported on the Company’s consolidated financial statements for that year, as well as the effectiveness of the Company’s internal control over financial reporting. Ernst & Young LLP has served as the Company’s independent auditors since 2002.

Representatives of Ernst & Young LLP will be present at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions regarding Apache’s business.

Although shareholder ratification is not required, the appointment of Ernst & Young LLP as the company’s independent auditors for fiscal year 2017 is being submitted for ratification at the annual meeting because the Board believes doing so is a good corporate governance practice. Furthermore, the Audit Committee will take shareholders’ opinions regarding the appointment of Ernst & Young LLP into consideration in future deliberations. If Ernst & Young LLP’s appointment is not ratified at the annual meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate Ernst & Young LLP’s engagement as the Company’s independent auditors without the approval of the Company’s shareholders whenever the Audit Committee deems appropriate.

The fees paid to Ernst & Young LLP for 2016 and 2015 were as follows:

	(amounts in thousands)
Description	2016 ($)	2015 ($)
Audit Fees(1)	9,085	7,672
Audit-Related Fees(2)	528	1,655
Tax Fees(3)	303	911
All Other Fees(4)	—	18

(1)

Audit Fees are primarily for the annual audit of the Company’s consolidated financial statements included in the Form 10-K, including the audit of the effectiveness of the Company’s internal controls over financial reporting, the reviews of the Company’s financial statements included in the Forms 10-Qs, statutory audits, and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements.

(2)

Audit-Related Fees include fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Audit-related services include consultations related to accounting, financial reporting or disclosure matters not classified as “audit services,” financial audits of employee benefit plans, and agreed upon or expanded audit procedures.

(3)	Tax Fees include fees billed for tax planning and compliance, tax-related and structuring-related consultation, and tax services related to potential acquisitions/dispositions.
(4)	All Other Fees include fees billed for non-financial greenhouse gas emissions audits.

All audit, audit-related, tax, and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with that firm’s independence in the conduct of its auditing functions. The Audit Committee has taken into consideration whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining auditor independence.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Approval of Independent Auditor Services and Fees

To ensure the independence of our independent auditors and to comply with the applicable securities laws, the listing standards of the New York Stock Exchange and the NASDAQ Stock Market, and the Audit Committee charter, the Audit Committee is responsible for reviewing, deliberating, and, if appropriate, pre-approving all audit, audit-related, and non-audit services to be performed by the independent auditors. For that purpose, the Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related, and non-audit services to be performed by the Company’s independent auditors (the “Pre-Approval Policy”).

70	APACHE CORPORATION - 2017 Proxy Statement

The Pre-Approval Policy provides that the Company’s independent auditors may not perform any audit, audit-related, or non-audit service for Apache, subject to those exceptions that may be permitted by applicable law, unless: (i) the service has been pre-approved by the Audit Committee or (ii) Apache engaged the independent auditors to perform the service pursuant to the pre-approval provisions of the Pre-Approval Policy. In addition, the Pre-Approval Policy prohibits the Audit Committee from pre-approving certain non-audit services that are prohibited from being performed by the Company’s independent auditors by applicable securities laws.

Pursuant to the Pre-Approval Policy, the Audit Committee has pre-approved certain categories of services to be performed by the independent auditors and a maximum amount of fees for each category. The Audit Committee annually reassesses these service categories and the associated fees. Individual projects within the approved service categories have been pre-approved only to the extent that the fees for each individual project do not exceed a specified dollar limit, which amount is reassessed annually. The Committee also considers on a case-by-case basis specific engagements that are not otherwise pre-approved or that exceed pre-approved fee amounts.

At least annually, the Audit Committee designates a member of the Audit Committee to whom it delegates its pre-approval responsibilities. That member has the authority to approve interim requests to pre-approve any audit, audit-related, or non-audit service, provided that the member informs the Audit Committee of his or her decision at the Audit Committee’s next regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL YEAR 2017.

APACHE CORPORATION - 2017 Proxy Statement	71

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 9)

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and Section 14 of the Securities Exchange Act of 1934, as amended, the Company is asking its shareholders to cast an advisory vote to approve the fiscal year 2016 compensation of our named executive officers (our “NEOs”) as disclosed in this proxy statement. This Proposal, commonly known as “say-on-pay,” gives our shareholders the opportunity to express their views on the design and effectiveness of our executive compensation programs.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our NEOs, who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis,” and the compensation tables that follow it, included in this proxy statement, for additional details about our executive compensation programs, including information about the fiscal year 2016 compensation of our NEOs.

We are asking our shareholders to indicate their support for the compensation of our NEOs as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this proxy statement. Accordingly, we ask our shareholders to vote FOR the following resolution:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion, is approved.

The say-on-pay vote is advisory and, therefore, not binding on the Company, the MD&C Committee, or our Board of Directors. Our Board of Directors and our MD&C Committee value the opinions of our shareholders, and to the extent there is a significant vote against the NEO compensation, as disclosed in this proxy statement, we will consider our shareholders’ concerns and will evaluate what, if any, further actions are necessary to address those concerns. Unless the Company’s shareholders vote otherwise in response to Proposal No. 10 regarding the advisory vote on frequency of the Company’s say-on-pay vote, we will hold an advisory vote on executive compensation each year, with our next advisory vote being held at our 2018 annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

72	APACHE CORPORATION - 2017 Proxy Statement

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 10)

The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this Proposal 10, shareholders may indicate whether they would prefer that the advisory vote on named executive officer compensation be held once every one, two, or three years.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Apache, and therefore, our Board of Directors recommends that you vote that the advisory vote on executive compensation be held on an annual basis (FOR one year).

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation has allowed and will continue to allow our shareholders to provide us with their direct input on our compensation philosophy, policies, and practices as annually disclosed in the proxy statement. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies, and practices. We understand that our shareholders may have different views as to what is the best approach for Apache, and we look forward to hearing from our shareholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of:

A.	One year (recommended by our Board of Directors),
B.	Two years,
C.	Three years, or
D.	Abstain from voting.

The option that receives the highest number of votes cast by shareholders will pass. However, because this vote is advisory and not binding on the Board of Directors or the Company, the Board may decide that it is in the best interests of our shareholders and the Company to hold the advisory vote on compensation of our named executive officers more or less frequently than the option that receives the highest number of votes cast by shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FREQUENCY OF “ONE YEAR” FOR FUTURE NON-BINDING SHAREHOLDER VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

APACHE CORPORATION - 2017 Proxy Statement	73

FUTURE SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders are entitled to submit proposals on matters appropriate for shareholder action at next year’s annual meeting consistent with regulations of the SEC and the Company’s bylaws.

Proposals for Inclusion in Next Year’s Proxy Statement

The SEC rules permit shareholders to submit proposals (other than director nominations) for inclusion in our proxy statement for next year’s annual meeting if the shareholder and the proposal meet the requirements specified in SEC Rule 14a-8.

•	When to send these proposals. Any shareholder proposal submitted in accordance with SEC Rule 14a-8 must be received by the Company’s corporate secretary on or before November 28, 2017.

•	Where to send these proposals. Proposals should be addressed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

•	What to include. Proposals must conform to and include the information required by SEC Rule 14a-8.

Director Nominees for Inclusion in Next Year’s Proxy Statement (Proxy Access)

Our bylaws permit a shareholder or a group of shareholders (up to 20) who have owned an aggregate of at least 3% of Apache’s outstanding common stock continuously for at least 3 years the ability to submit director nominees (up to 25% of the Board) for inclusion in our proxy statement (for any annual meeting after the 2017 annual meeting) if the shareholder(s) and the nominee(s) satisfy the requirements set forth in Article IV, Section 14 of our bylaws.

•

When to send these proposals. Notice of director nominees submitted under this bylaw provision must be received no earlier than October 29, 2017, and no later than the close of business on November 28, 2017.

•	Where to send these proposals. Proposals should be addressed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

•

What to include. Notice must include the information required by Article IV, Section 14 of our bylaws. Our bylaws are filed as an exhibit to the Company’s annual report on Form 10-K filed with the SEC, or a printed copy of our bylaws is available free of charge by writing to the Company’s corporate secretary at the address above.

Other Proposals of Nominees for Presentation at Next Year’s Annual Meeting

Our bylaws also provide that any shareholder proposal, including any director nomination, that is not submitted for inclusion in next year’s proxy statement (either under SEC Rule 14a-8 or our proxy access bylaws, each as described above), may instead be presented directly at next year’s annual meeting if the submitting shareholder satisfies the requirements set forth in Article IV, Section 13 (with respect to director nominations) or Article IV, Section 12 (with respect to other proposals) of our bylaws.

•

When to send these proposals. Shareholder proposals, including director nominations, submitted under these bylaw provisions must be received by the Company’s corporate secretary not less than 120 days prior to the meeting, which is expected to be held in May 2018.

•	Where to send these proposals. Proposals should be addressed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

•

What to include. Proposals must include the information required by Article IV, Section 13 of our bylaws (with respect to director nominations) or Article IV, Section 12 of our bylaws (with respect to other proposals). Our bylaws are filed as an exhibit to the Company’s annual report on Form 10-K filed with the SEC, or a printed copy of our bylaws is available free of charge by writing to the Company’s corporate secretary at the address above.

•

Discretion to vote proxies on these proposals. If any shareholder proposal, including any director nomination, is properly presented directly at next year’s annual meeting, proxies will be voted on such proposals in accordance with the judgment of the management representatives who shall have been granted the authority to vote such proxies.

The Company’s annual report on Form 10-K and our other reports filed with the SEC are made available on our website at www.sec.gov or are made available to read or copy at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. You may obtain information about the Public Reference Room by contacting the SEC at 1-800-SEC-0330.

74	APACHE CORPORATION - 2017 Proxy Statement

SHAREHOLDERS WITH THE SAME LAST NAME AND ADDRESS

The SEC rules permit companies and intermediaries (such as brokers) to implement a delivery procedure known as “householding.” Under this procedure, multiple Apache shareholders who reside at the same address may receive a single set of proxy materials, unless one or more of the shareholders has provided contrary instructions. This procedure reduces printing costs and postage fees and saves natural resources.

If you hold your shares in “street name” (your shares are held in a brokerage account or by a bank or other nominee), you may revoke your consent to householding at any time by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling Broadridge at 1-800-542-1061. You can also request information about householding from your broker or bank.

If you are a shareholder of record (your shares are held in your own name and not held in a brokerage account) who received a household mailing this year, and you would like to have additional copies of proxy materials mailed to you or if you would like to opt out of householding for future mailings, please send your written request to Wells Fargo Bank, N.A., Shareowner Services, Attn: Householding/Apache Corporation, P.O. Box 64854, St. Paul, MN 55164-0854, or call 1-877-602-7615.

APACHE CORPORATION - 2017 Proxy Statement	75

SOLICITATION OF PROXIES

Solicitation of proxies for use at the annual meeting may be made in person or by mail, telephone, or other electronic means by directors, officers, and regular employees of the Company. These persons will receive no special compensation for any solicitation activities. The Company has requested banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Company’s common stock for whom they are record holder, and the Company will, upon request, reimburse reasonable forwarding expenses. The Company has retained Georgeson LLC to assist in soliciting proxies from brokers, bank nominees, and other institutional holders for a fee not to exceed $14,500 plus expenses. All costs of the solicitation will be borne by the Company.

By order of the Board of Directors

APACHE CORPORATION

Rajesh Sharma

Corporate Secretary

NOTE: Shareholders are requested to promptly vote their shares using one of the methods explained on pages 12 and 13 of this proxy statement.

76	APACHE CORPORATION - 2017 Proxy Statement

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 11, 2017

AND PROXY STATEMENT

APACHE CORPORATION

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

Printed on recycled paper

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and Indicate changes below: ☐	TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

☐	QR CODE

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS

BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” Proposals 1 through 9 and a Vote “1 Year” for Proposal 10.

Proposals 1-7.

Election of Directors:

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.	Annell R. Bay	☐	☐	☐	5.	Amy H. Nelson	☐	☐	☐

2.	John J. Christmann IV	☐	☐	☐	6.	Daniel W. Rabun	☐	☐	☐

ò Please fold here – Do not separate ò

3.	Chansoo Joung	☐	☐	☐	7.	Peter A. Ragauss	☐	☐	☐

4.	William C. Montgomery	☐	☐	☐

8.	Ratification of Ernst & Young LLP as Apache’s Independent Auditors	☐	For	☐	Against	☐	Abstain

9.	Advisory Vote to Approve Compensation of Apache’s Named Executive Officers	☐	For	☐	Against	☐	Abstain

10.	Advisory Vote on Frequency of Advisory Vote to Approve Compensation of Apache’s Named Executive Officers	☐	1 Year	☐	2 Years	☐	3 Years	☐	Abstain

11.	The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 THROUGH 9 AND 1 YEAR FOR PROPOSAL 10.

Date	Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

APACHE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 11, 2017

10:00 a.m.

Hilton Houston Post Oak

2001 Post Oak Boulevard

Houston, Texas 77056

Important Notice Regarding Internet Availability of Proxy Materials for this Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at http:// www.apachecorp.com/AnnualMeeting

proxy

APACHE CORPORATION – 2017 PROXY

This proxy is solicited on behalf of the board of directors

for use at the Annual Meeting on May 11, 2017

By signing this proxy, you revoke all prior proxies and appoint George D. Lawrence, Rodman D. Patton, and Charles J. Pitman as Proxies, with full power of substitution, and authorize them to represent the undersigned at the annual meeting of stockholders to be held May 11, 2017, or any adjournment thereof, and to vote all the shares of common stock of Apache Corporation held of record by the undersigned on March 13, 2017.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 9 AND 1 YEAR FOR PROPOSAL 10.

For participants in the Apache 401(k) Savings Plan, this proxy, when properly executed, will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received by May 8, 2017, the shares credited to your account will be voted in proportion to directions received by Fidelity, the plan trustee.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE www.proxypush.com/apa Use the Internet to vote your proxy until 11:59 p.m. (Central Time) on May 10, 2017. Scan code below for mobile voting.	PHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (Central Time) on May 10, 2017.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.